REVOLVING CREDIT AGREEMENT
Dated as of June 18, 2015
by and among
PIEDMONT OPERATING PARTNERSHIP, LP,
as Borrower,
PIEDMONT OFFICE REALTY TRUST, INC.,
as Parent,
SUNTRUST ROBINSON HUMPHREY, INC.,
U.S. BANK NATIONAL ASSOCIATION
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners,
SUNTRUST BANK,
as Administrative Agent,
U.S. BANK NATIONAL ASSOCIATION
and
PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agents,
JPMORGAN CHASE BANK, N.A.,
BANK OF AMERICA, N.A.
MORGAN STANLEY BANK, N.A.,
and
WELLS FARGO BANK, N.A.
as Documentation Agents,
and
THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5,
as Lenders

i

SCHEDULE I	Commitments
SCHEDULE EP	Excluded Properties
SCHEDULE 1.1(A)	List of Loan Parties
SCHEDULE 2.4	Existing Letters of Credit
SCHEDULE 6.1(b)	Ownership Structure
SCHEDULE 6.1(f)	Title to Properties; Liens
SCHEDULE 6.1(g)	Indebtedness and Guaranties
SCHEDULE 6.1(h)	Litigation
SCHEDULE 6.1(x)	Unencumbered Assets

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Designation Agreement
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Notice of Swingline Borrowing
EXHIBIT G	Form of Swlingline Note
EXHIBIT H	Form of Bid Rate Quote Request
EXHIBIT I	Form of Bid Rate Quote
EXHIBIT J	Form of Bid Rate Quote Acceptance
EXHIBIT K	Form of Revolving Note
EXHIBIT L	Form of Bid Rate Note
EXHIBIT M-1	Form of U.S Tax Compliance Certificate
EXHIBIT M-2	Form of U.S Tax Compliance Certificate
EXHIBIT M-3	Form of U.S Tax Compliance Certificate
EXHIBIT M-4	Form of U.S Tax Compliance Certificate
EXHIBIT N	[Reserved]
EXHIBIT O	Form of Compliance Certificate
EXHIBIT P	Form of Facility Guaranty

v

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of June 18, 2015 by and among PIEDMONT OPERATING PARTNERSHIP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), PIEDMONT OFFICE REALTY TRUST, INC., a corporation formed under the laws of the State of Maryland (the “Parent”), SUNTRUST ROBINSON HUMPHREY, INC., U.S. BANK NATIONAL ASSOCIATION and PNC CAPITAL MARKETS LLC, as Joint Lead Arrangers and Joint Bookrunners (each a “Co-Lead Arranger” and “Book Runner”), SUNTRUST BANK, as Administrative Agent (the “Agent”), U.S. BANK NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as Syndication Agents (each a “Syndication Agent”), JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A. MORGAN STANLEY BANK, N.A., and WELLS FARGO BANK, N.A., as Documentation Agents (each a “Documentation Agent”), and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5(b).
WHEREAS, the Agent and the Lenders desire to make available to the Borrower a revolving credit facility in the initial amount of $500,000,000, which will include a $50,000,000 letter of credit subfacility and a $50,000,000 swingline subfacility, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I. DEFINITIONS
Section 1.1.     Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Absolute Rate” has the meaning given that term in Section 2.2(c)(ii)(C).
“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.2.
“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Facility Guaranty.
“Acquisition Property” means a Property that has been owned (or ground leased) for fewer than eight (8) complete fiscal quarters.
“Additional Costs” has the meaning given that term in Section 4.1.
“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Parent for such period, plus, (b) without duplication, the Parent’s Share of EBITDA of its Consolidated Subsidiaries and Unconsolidated Affiliates minus (c) Capital Reserves.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.
“Administrative Details Form” means an administrative questionnaire in a form supplied by the Agent to the Lenders from time to time.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agent” means SunTrust Bank, as administrative agent for the Lenders under the terms of this Agreement, and any of its successors.
“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
“Applicable Margin” means the percentage per annum determined, at any time, based on the Credit Rating of the Parent or the Credit Rating of the Borrower, whichever is higher, in accordance with the levels in the table set forth below (each a “Level”). Any change in the Credit Rating of the Parent or the Borrower which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period that either the Parent or the Borrower has received Credit Ratings that are not equivalent, the Credit Rating of such Person shall be determined by the higher of such two Credit Ratings. During any period for which either the Parent or the Borrower has received a Credit Rating from only one Rating Agency, then the Credit Rating of such Person shall be determined based on such Credit Rating. During any period for which neither the Parent nor the Borrower has a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 5. As of the Agreement Date and thereafter until changed as provided above, the Applicable Margin is determined based on Level 3.

Level	Credit Rating (S&P/Moody’s)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3	0.875%	0.0%
2	BBB+/Baa1	0.925%	0.0%
3	BBB/Baa2	1.00%	0.0%
4	BBB-/Baa3	1.20%	0.20%
5	< BBB-/Baa3	1.55%	0.55%
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5), and accepted by the Agent, substantially in the form of Exhibit A or any other form approved by the Agent.
“Bankruptcy Event” means, with respect to any Person, (i) a bankruptcy or insolvency proceeding under Debtor Relief Laws, or (ii) appointment for it of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bankruptcy Event shall not result (a) solely by virtue of any ownership or acquisition of any equity interest in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person, or (b) if the bankruptcy court or such receiver, conservator, trustee, administrator, custodian, assignee or other Person confirms or affirms that such Lender will continue to comply with its funding obligations under this Agreement.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the LIBOR rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the LIBOR rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR rate, respectively.
“Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Bid Rate Borrowing” has the meaning given that term in Section 2.2(b).
“Bid Rate Loan” means a loan made by a Lender under Section 2.2.
“Bid Rate Note” has the meaning given that term in Section 2.11(b).
“Bid Rate Quote” means an offer in accordance with Section 2.2(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.
“Bid Rate Quote Request” has the meaning given that term in Section 2.2(b).
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and assigns.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan or LIBOR Margin Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $.15 per square foot times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in determinations of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Parent and the Parent’s Share of all Properties of all Consolidated Subsidiaries and Unconsolidated Affiliates.
“Capitalization Rate” means (i) six and one-half percent (6.50%) for CBD or Urban Infill Properties and (ii) seven and one-half percent (7.50%) for all other Properties.
“Capitalized Lease Obligation” means an obligation as lessee under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“CBD or Urban Infill Property” means, (a) any Property listed on Schedule 6.1(x) and identified as a CBD or Urban Infill Property, (b) any improved Property which is located in Manhattan in New York, New York, the Back Bay, Financial District and Cambridge areas of Boston, Massachusetts, San Francisco, California, Los Angeles, California, or Washington, D.C., or (c) any other improved Property which is located in markets with characteristics similar to those identified in clause (a) or (b) and is designated by the Agent and the Borrower as a CBD or Urban Infill Property from time to time.
“Collateral Account” means a special deposit account or securities account maintained by, or on behalf of, the Agent and under its sole dominion and control.
“Co-Lead Arrangers” means SunTrust Robinson Humphrey, Inc., U.S. Bank National Association and PNC Capital Markets LLC, together with their respective successors and permitted assigns.
“Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation (a) to make Revolving Loans pursuant to Section 2.1, (b) to issue (in the case of the Lender then acting as Agent) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.4(a) and 2.4(i), respectively (but in the case of the Lender acting as the Agent excluding the aggregate amount of participations in the Letters of Credit held by the other Lenders), and (c) to participate in Swingline Loans pursuant to Section 2.3(e), in each case, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment” or as set forth in the applicable Assignment and Assumption, as the same may be reduced from time to time pursuant to Section 2.12, increased from time to time pursuant to Section 2.16, or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.
“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 8.3.
“Consolidated Subsidiary” means, with respect to a Person as of any date, any other Person which is consolidated with such Person in accordance with GAAP as of such date.
“Construction” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) on all Properties that are under development or are scheduled to commence development within twelve months as such expenditures are reasonably determined by the Borrower in good faith.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Revolving Loan of one Type into a Revolving Loan of another Type pursuant to Section 2.10.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Continuation of a LIBOR Loan, (c) the Conversion of a Base Rate Loan into a LIBOR Loan, and (d) the issuance of a Letter of Credit.
“Credit Party” means the Agent (as the administrative agent), the Issuing Bank, the Swingline Lender or any other Lender.
“Credit Rating” means the rating assigned by a Rating Agency to a Person as a corporate issuer.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (each of which conditions precedent, together with any applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder unless the subject of a good faith dispute, (b) has notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, if any, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, acting in good faith, to confirm in writing to the Agent and the Borrower that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower, or (d) has become, or has a direct or indirect parent company that has become, the subject of a Bankruptcy Event. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be made by the Agent acting reasonably and in good faith, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11(e)) upon delivery of written notice of such determination to the Borrower and each Credit Party.
“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
“Designated Lender” means a special purpose corporation which is sponsored by a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof,

(b) shall have become a party to this Agreement pursuant to Section 12.5(h) and (c) is not otherwise a Lender.
“Designated Lender Note” means a Bid Rate Note of the Borrower evidencing the obligation of the Borrower to repay Bid Rate Loans made by a Designated Lender.
“Designating Lender” has the meaning given that term in Section 12.5(h).
“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Agent, substantially in the form of Exhibit B or such other form as may be agreed to by such Lender, such Designated Lender and the Agent.
“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of at least 80%, or on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least eight (8) complete fiscal quarters shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 80%.
“Dollars” or “$” means the lawful currency of the United States of America.
“Drawing Certificate” means any certificate or other document presented in connection with a drawing under a Letter of Credit.
“EBITDA” means, with respect to a Person for any period net income (loss) of such Person for such period, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses (including but not limited to and without limitation, gains/losses from early extinguishment of debt, impairment charges, and acquisition costs). EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB Accounting Standards Codification 805.
“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in writing by the Requisite Lenders.
“Eligible Assignee” means (a) a Lender unless such Lender is a Defaulting Lender, (b) an Affiliate of a Lender which Affiliate is a Qualified Institution unless such Lender is a Defaulting Lender or such Affiliate meets the criteria of a Defaulting Lender, (c) an Approved Fund which is a Qualified Institution unless such Approved Fund meets the criteria of a Defaulting Lender, and (d) any other Person (other than a natural person) approved by (i) the Agent and the Swingline Lender and (ii) unless a Default or Event of Default shall exist, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as an office or industrial property; (b) the Property is owned, or leased under a Ground Lease, entirely by the Borrower and/or a Subsidiary of the Borrower and/or a Partially-Owned Entity; (c) neither such Property, nor any interest of the Borrower, any Subsidiary and/or any Partially-Owned Entity therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (f) of the definition of Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Subsidiary and/or a Partially-Owned Entity (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary or Partially-Owned Entity is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (f) of the definition of Permitted Liens) or to a Negative Pledge; and (ii) except for Properties owned or leased by a Partially-Owned Entity, the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable; (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; (f) if such Property is owned or leased by a Subsidiary and/or a Partially-Owned Entity that is not a Guarantor, such Subsidiary or Partially-Owned Entity has no (i) Indebtedness (other than (x) Nonrecourse Indebtedness or (y) Indebtedness owed to Borrower or any Subsidiary of Borrower as lender and that has not been pledged or otherwise subjected to any lien by Borrower or such Subsidiary of Borrower) or (ii) other liabilities, including without limitation contingent liabilities, determined in accordance with GAAP, and in any event including obligations in respect of any forward commitment, put right enforceable against such Subsidiary or Partially-Owned Entity, purchase or repurchase obligation or other obligation that requires such Subsidiary or Partially-Owned Entity to acquire any asset; provided that such Subsidiary or Partially-Owned Entity may have liabilities described in this clause (ii) so long as the aggregate amount thereof does not exceed 5% of the total assets of such Subsidiary or Partially-Owned Entity; and (g) such Property is not owned or leased by any Subsidiary or Partially-Owned Entity (i) which has taken any action described in clauses (i) through (viii) of Section 10.1(f), (ii) which is subject to any proceedings of the type described in Section 10.1(g), (iii) against whom there are judgments or orders for the payment of money or for an injunction of the type described in Section 10.1(i) or (iv) with respect to which Subsidiary’s or Partially-Owned Entity’s Property a warrant, writ of attachment, execution or similar process of the type described in Section 10.1(j) has been issued, in each case whether or not such Sections are applicable to such Subsidiary or Partially-Owned Entity.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Group” means the Parent, the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Properties” means those Properties listed and described on Schedule EP attached hereto.
“Excluded Subsidiary” means any Subsidiary (a) holding title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed by any other jurisdiction (other than such Taxes imposed solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.12, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.12(g), and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of August 21, 2012, among, inter alia, Piedmont Operating Partnership, LP, Piedmont Office Realty Trust, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders, as amended and in effect from time to time.
“Existing Term Loan Facilities” means (a) the $300,000,000 term loan credit facility evidenced by that certain Term Loan Agreement, dated as of November 22, 2011, by and among the Borrower, the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders, (b) the $300,000,000 term loan credit facility evidenced by that certain Term Loan Agreement, dated as of December 18, 2013, by and among the Borrower, the Parent, the lenders party thereto and U.S. Bank National Association, as agent for the lenders, and (c) the $170,000,000 term loan credit facility evidenced by that certain Term Loan Agreement, dated as of March 27, 2015, by and among the Borrower, the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders, each as amended and in effect from time to time.
“Facility Fee” means the per annum percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Borrower’s Credit Rating (S&P/Moody’s)	Facility Fee
1	A-/A3	0.125%
2	BBB+/Baa1	0.15%
3	BBB/Baa2	0.20%
4	BBB-/Baa3	0.25%
5	< BBB-/Baa3	0.30%
As of the Agreement Date, and thereafter until any change in Level as provided in the definition of “Applicable Margin”, the Facility Fee equals 0.20%.
“Facility Guaranty” means the Guaranty to which the Guarantors are parties substantially in the form of Exhibit P.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day next succeeding such day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent, and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letters” means (a) the Piedmont Operating Partnership, LP Senior Revolving Credit Facility Fee Letter, dated May 27, 2015, among SunTrust Bank, SunTrust Robinson Humphrey, Inc. and the Borrower, (b) the Piedmont Operating Partnership, LP Senior Revolving Credit Facility Fee Letter, dated May 27, 2015, between U.S. Bank National Association and the Borrower and (c) the Piedmont Operating Partnership, LP Senior Revolving Credit Facility Fee Letter, dated May 27, 2015, among PNC Bank, National Association, PNC Capital Markets LLC and the Borrower.
“Fees” means the fees and commissions provided for or referred to in Section 3.6 and any other fees payable by the Borrower hereunder or under any other Loan Document.
“Fixed Charges” means, with respect to a Person for any period, the sum (without duplication) of (a) Interest Expense of such Person for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of such Person during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Dividends actually paid by such Person during such period plus, when determining Fixed Charges of the Parent, (d) the Parent’s Share of the Fixed Charges of its Consolidated Subsidiaries and Unconsolidated Affiliates.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds From Operations” means, with respect to a Person and for a given period, “funds from operations” as determined and adjusted in accordance with the standards established from time to time by the National Association of Real Estate Investment Trusts.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination; provided, however, that as provided herein, when determining the Parent’s compliance with the financial covenants set forth in Section 9.1, only the Parent’s Share of any income, expense, assets and liabilities of a Consolidated Subsidiary shall be included, notwithstanding the requirements of FASB Accounting Standards Codification 810‑10.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 30 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights, as reasonably determined by the Borrower, customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Guarantor” means any Person that is a party to the Facility Guaranty as a “Guarantor” and in any event shall include the Parent.
“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means, without duplication: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Impacted Interest Period” has the meaning given that term in the definition of “LIBOR” in Section 1.1.
“Indebtedness” means, with respect to a Person, at the time of computation thereof and not on a consolidated basis, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements); and (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intellectual Property” has the meaning given that term in Section 6.1(s).
“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, for such period, and excluding any non-cash portion of interest expense attributable to convertible debt under FASB Accounting Standards Codification 470-20 for such period and other non-cash components of interest expense for such period (including, but not limited to, the amortization of financing costs and debt premiums).
“Interest Period” means:
(a)with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 1, 2 (if available), 3 or 6 months or, if available from all of the Lenders in either case, 1 year or periods of less than one month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month; and
(b)with respect to any Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 nor more than 270 days thereafter, as the Borrower may select as provided in Section 2.2(b).
Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from a Rating Agency.
“Issuing Bank” means SunTrust Bank and JPMorgan Chase Bank, N.A. (solely with respect to the Existing Letters of Credit), in their capacity as an issuer of Letters of Credit hereunder, or such other Lender as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.4; provided that such Lender has agreed to be an Issuing Bank. Each reference herein to the “Issuing Bank” shall mean all of the Issuing Banks, each Issuing Bank, any Issuing Bank or the applicable Issuing Bank, as the context may require.
“L/C Commitment Amount” equals $50,000,000 (or, if the aggregate amount of the Commitments has been increased pursuant to Section 2.16, 10% of the aggregate amount of the Commitments immediately following such increase).
“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and as the context requires, includes the Swingline Lender and the Issuing Bank; provided, however, that the term “Lender” shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.5(h), have the rights (including the rights given to a Lender contained in Sections 12.2 and 12.9) and obligations of a Lender associated with holding such Bid Rate Loan.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such in such Lender’s Administrative Details Form, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.4(a).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, and any other agreement, instrument or other document governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.4(i), and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Issuing Bank of their participation interests under such Section.
“Level” has the meaning given that term in the definition of the term “Applicable Margin.”
“LIBO Screen Rate” has the meaning given that term in the definition of “LIBOR” in Section 1.1.
“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equivalent in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then “LIBOR” shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero. If both the LIBO Screen Rate and the Interpolated Rate are not available at such time for any reason, “LIBOR” for such Interest Period shall be the rate per annum determined by the Agent to be the arithmetic mean of the rates supplied to the Agent at its request by at least three first-class banks selected by the Agent (the “Reference Banks”) as the rate at which such Reference Banks could borrow funds in Dollars for the applicable Interest Period in the London interbank market, were it to do so by asking for and then accepting interbank offers in reasonable market size in Dollars for the applicable Interest Period as of 11:00 a.m. London time two (2) Business Days prior to the first day of the applicable Interest Period.
“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans pursuant to Section 2.2.
“LIBOR Loan” means a Revolving Loan bearing interest at a rate based on LIBOR.

“LIBOR Margin” has the meaning given that term in Section 2.2(c)(ii)(D).
“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR pursuant to a LIBOR Auction.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
“Loan” means a Revolving Loan, a Bid Rate Loan or a Swingline Loan.
“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Facility Guaranty and each other document or instrument (other than a Derivatives Contract) now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.
“Loan Party” means each of the Borrower, the Parent and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1(A) sets forth the Loan Parties in addition to the Parent and the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests so long as such Equity Interest is not redeemable at the option of the holder thereof), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Revolving Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of (i) the Parent, (ii) the Borrower or (iii) the Parent, the Borrower and the other Loan Parties, taken as a whole, to perform its or their respective obligations (including without limitation all payment obligations) under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents.
“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.
“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or one of their respective Subsidiaries is the holder and retains the rights of collection of all payments thereunder.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding acquisition costs for such Property and interest, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent or any Consolidated Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of two percent (2%) of the gross revenues for such Property for such period. Notwithstanding the foregoing and for the avoidance of doubt, for purposes of calculating the value of a Property under the definitions of Total Asset Value and Unencumbered Asset Value, the value of rents under leases included in Net Operating Income shall include the effects of “straight-line rent accounting”.
“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for exceptions for fraud, misapplication of funds, environmental indemnities, and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements) is contractually limited to specific assets of a Person or Persons encumbered by a Lien securing such Indebtedness and (b) Indebtedness of a Subsidiary so long as there is no recourse to the Parent, Borrower, any Guarantor or any Subsidiary that owns or leases an Eligible Property other than recourse in respect of guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements.
“Note” means a Revolving Note, a Bid Rate Note or a Swingline Note.
“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.
“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Swingline Borrowing” means a notice in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.3 evidencing the Borrower’s request for a Swingline Loan.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property (i) physically occupied by Affiliated tenants in connection with the management and operation of the Borrower’s business and assets, or (ii) actually occupied by non-Affiliated tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 90 or more days to (b) the aggregate net rentable square footage of such Property. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within 90 days of the date of such determination.
“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
“Off-Balance Sheet Obligations” means liabilities and obligations of a Person on a non-consolidated basis in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) including such liabilities and obligations which such Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of its report on Form 10‑Q or Form 10‑K (or their equivalents) if such Person were required to file the same with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to an assignment request by Borrower under Section 4.5).
“Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and assigns.
“Parent’s Share” means the Parent’s pro rata share of the liabilities or assets, as the case may be, of an Unconsolidated Affiliate or Consolidated Subsidiary as reasonably determined by the Parent based upon the Parent’s economic interest in such Unconsolidated Affiliate or

Consolidated Subsidiary, as the case may be, as of the date of such determination; provided, that the Parent’s Share of the Borrower shall be deemed to be 100%.
“Partially-Owned Entity” means any Subsidiary of the Borrower (other than a Wholly Owned Subsidiary) or Unconsolidated Affiliate of the Borrower wherein the Borrower or a Wholly-Owned Subsidiary has control, in such Subsidiary’s or Unconsolidated Affiliate’s constituent documents, to cause or prevent sales, refinancings or other dispositions of such Subsidiary’s or Unconsolidated Affiliate’s Properties or to trigger “buy/sale” rights in connection therewith.
“Participant” has the meaning given that term in Section 12.5(d).
“Participant Register” has the meaning set forth in Section 12.5(d).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor and (g) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1(f).
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other business entity, or a government or any agency or political subdivision thereof.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2%).

“Preferred Dividends” means, with respect to a Person and for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by such Person. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to such Person or its Consolidated Subsidiaries, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time. The Prime Rate is a reference rate and is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.
“Principal Office” means the address of the Agent specified in Section 12.1, or any subsequent office which the Agent shall have specified by written notice to the Borrower and Lenders as the Principal Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and, in respect of Letters of Credit issued by the Agent as Issuing Bank, Letters of Credit requested.
“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, the Borrower, any Consolidated Subsidiary or any Unconsolidated Affiliate of the Parent and which is located in a state of the United States of America or the District of Columbia.
“Qualified Institution” means a bank, finance company, insurance company or other financial institution which, at the time of determination, (a) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa‑1 by Moody’s or a comparable rating by a rating agency acceptable to the Agent and (b) has total assets in excess of $5,000,000,000.
“Rating Agencies” means S&P and Moody’s.
“Recipient” means (a) the Agent and (b) any Lender, as applicable.
“Reference Banks” has the meaning given that term in the definition of “LIBOR” in Section 1.1.
“Register” has the meaning given that term in Section 12.5(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date (or, in the case of the Lender under any Bid Rate Loan, the date of such Lender’s Bid Rate Quote) in Applicable Law (including without limitation, Regulation D of the Board of

Governors of the Federal Reserve System) or treaty or the adoption or making after such date of any change in an interpretation, guideline, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law or treaty (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation, promulgation, implementation or administration thereof or compliance after such date by any Lender with any rule, regulation, guideline, request or directive regarding capital adequacy, capital or liquidity requirements. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, promulgated, implemented or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Requisite Lenders” means, as of any date, Lenders having more than 50% of the aggregate amount of the Commitments (not held by Defaulting Lenders who are not entitled to vote), or, if the Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the total Revolving Credit Exposures (not held by Defaulting Lenders who are not entitled to vote). Commitments, Revolving Loans and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders. For purposes of this definition, a Lender (other than the Swingline Lender) shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation and the aggregate amount of Swingline Loans owing to the Swingline Lender shall be considered reduced by the amount of such participations.
“Responsible Officer” means with respect to the Parent or any Subsidiary, the chief executive officer, the chief financial officer and any executive vice president of the Parent or such Subsidiary.
“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical or junior class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any Subsidiary now or hereafter outstanding.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Letter of Credit Liability and Swingline Exposure at such time.
“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).
“Revolving Note” has the meaning given that term in Section 2.11(a).
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien, and, in the case of the Parent, shall include (without duplication) the Parent’s Share of the Secured Indebtedness of its Consolidated Subsidiaries and Unconsolidated Affiliates.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Senior Officer” means the chief executive officer, chief financial officer, Executive Vice President–Capital Markets, Executive Vice President–Operations and chief accounting officer of the Parent or the Borrower.
“Significant Subsidiary” means any Subsidiary to which more than 10% of Total Asset Value is attributable.
“Solvent” means, when used with respect to any Person, that (a) the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person unless such Affiliate is itself Solvent) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Stabilized Property” means a Property that is not an Acquisition Property, a Development Property or a Transition Property.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and, for the Parent or the Borrower, shall include all Persons which are required to be consolidated with the Parent or the Borrower in accordance with GAAP.
“SunTrust” means SunTrust Bank, together with its successors and assigns.
“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3 in an amount up to, but not exceeding, $50,000,000 (or, if the aggregate amount of the Commitments has been increased pursuant to Section 2.16, 10% of the aggregate amount of the Commitments immediately following such increase) as such amount may be reduced from time to time in accordance with the terms hereof.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means SunTrust Bank, together with its respective successors and assigns.
“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3(a).
“Swingline Note” means the promissory note of the Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit G.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means June 18, 2019, or such later date to which the Termination Date may be extended pursuant to Section 2.13.
“Titled Agents” means each of the Co-Lead Arrangers, the Book Runners, the Syndication Agents, and the Documentation Agents and their respective successors and permitted assigns.
“Total Asset Value” means the sum of all of the following of the Parent and the Parent’s Share of the following (excluding, with respect to Unconsolidated Affiliates, assets of the type described in the following clause (a)) with respect to Consolidated Subsidiaries and Unconsolidated Affiliates: (a) cash, cash equivalents and marketable securities (including cash held in escrow in connection with the completion of Internal Revenue Code Section 1031 “like-kind” exchanges, but excluding security deposits); provided that no such cash and cash equivalents will be added to Total Asset Value to the extent unrestricted cash and cash equivalents (in an amount equal to the lesser of (x) the amount of unrestricted cash and cash equivalents in excess of $30,000,000 and (y) the amount of Total Indebtedness or Secured Indebtedness, as applicable, that matures within twenty-four (24) months) have been deducted from Total Indebtedness or Secured Indebtedness in the calculation of the financial covenants, plus (b) with respect to each Stabilized Property owned by the Borrower or any Consolidated Subsidiary, the quotient of (i) Net Operating Income attributable to such Property for the fiscal quarter most recently ended times 4, divided by (ii) the applicable Capitalization Rate, plus (c) with respect to each Acquisition Property, each Development Property and each Transition Property, the greater of (i) the undepreciated GAAP book value (after taking into account any impairments) of such Property or (ii) the quotient of (A) Net Operating Income attributable to such Property for the fiscal quarter most recently ended times 4, divided by (B) the applicable Capitalization Rate, plus (d) the GAAP book value (after taking into account any impairments) of Unimproved Land, Mortgage Receivables and other promissory notes, plus (e) the quotient of (i) the management fee income of the Borrower and its Subsidiaries for the fiscal quarter most recently ended times 4, divided by (ii) 15%, plus (f) the undepreciated GAAP book value (after taking into account any impairments) of other tangible assets. For purposes of determining Total Asset Value, (A) Net Operating Income from Properties disposed of by the Borrower or any Consolidated Subsidiary during the immediately preceding fiscal quarter of the Parent (and, if determining Total Asset Value other than at the end of a fiscal quarter, disposed of by the Borrower or a Consolidated Subsidiary during the current fiscal quarter of the Parent) shall be excluded and (B) if determining Total Asset Value other than at the end of a fiscal quarter, the value of any Stabilized Property acquired during the current fiscal quarter shall be determined in accordance with clause (c)(i) above.
For purposes of this definition, to the extent the aggregate Total Asset Value attributable to (1) Development Properties, (2) Transition Properties, (3) Unimproved Land, (4) Mortgage Receivables and other promissory notes and (5) Investments in (x) general and limited partnerships, joint ventures, other Persons which investments are accounted for on an equity basis in accordance with GAAP and (y) Persons that are not Subsidiaries would exceed 35% of the Total Asset Value, such excess shall be excluded.
“Total Indebtedness” means all Indebtedness of the Parent plus the Parent’s Share of all Indebtedness of all Consolidated Subsidiaries and Unconsolidated Affiliates.

“Transition Property” means, as of any date of determination, a completed Property that (x) is not an Acquisition Property or a Development Property, and was not an Acquisition Property or a Development Property in the fiscal quarter immediately prior to such date of determination, (y) had previously achieved an Occupancy Rate of at least 80%, and (z) has ceased to have an Occupancy Rate of at least 80%. A Property shall be treated as a Transition Property until the earlier of (i) such Property achieving an Occupancy Rate of at least 80% after the Agreement Date, if such Property was a Transition Property on the Agreement Date, or after the date on which such Property most recently became a Transition Property, if such Property became or again becomes a Transition Property after the Agreement Date, or (ii) the end of the eighth (8th) complete fiscal quarter after the Agreement Date or such later date on which such Property most recently became a Transition Property.
“Type” with respect to any Revolving Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unencumbered Asset Value” means the sum of all of the following of the Parent and the Parent’s Share of the following (excluding assets of the type described in the following clauses (a), (e) and (f) owned by any Partially-Owned Entity) with respect to Wholly Owned Subsidiaries and Partially-Owned Entities: (a) unrestricted cash, cash equivalents and marketable securities (including cash held in escrow in connection with the completion of Internal Revenue Code Section 1031 “like-kind” exchanges, but excluding security deposits), (b) the Unencumbered NOI (excluding NOI attributable to Acquisition Properties, Development Properties and Transition Properties) for the fiscal quarter most recently ended times 4 divided by the applicable Capitalization Rate, plus (c) with respect to Eligible Properties that are Acquisition Properties or Transition Properties, the greater of (i) the undepreciated GAAP book value (after taking into account any impairments) of such Property or (ii) the value of such Property as calculated in accordance with clause (b) hereof without regard to the parenthetical therein, plus (d) with respect to Development Properties owned by the Borrower, any Subsidiary and/or any Partially-Owned Entity that meet the requirements of clauses (b) through (d), (e) (with respect to title defects and environmental conditions only), (f) and (g) of the definition of “Eligible Property”, the greater of (1) the undepreciated GAAP book value (after taking into account any impairments) of such Property or (2) the value of such Property as calculated in accordance with clause (b) hereof without regard to the parenthetical therein, plus (e) with respect to any Unimproved Land and any Mortgage Receivables secured by a first-priority Mortgage that are owned by the Borrower and/or any Subsidiary and that meet the requirements of clauses (c), (d), (f) and (g) of the definition of “Eligible Property”, the GAAP book value (after taking into account any impairments) of such Unimproved Land and Mortgage Receivables, plus (f) with respect to any other promissory notes that consist of Mortgage Receivables secured by Mortgages that are not a first-priority Mortgage or promissory notes secured by a pledge of direct or indirect equity interests in a real property-owning entity (each a “mezzanine loan”), that are owned by the Borrower and/or any Subsidiary and that meet the requirements of clauses (c), (d), (f) and (g) of the definition of “Eligible Property”, the GAAP book value (after taking into account any impairments) of such promissory note (excluding the portion of the GAAP book value of any promissory note which exceeds 75% of the value of the collateral securing the loan evidenced by such note, where the value of such collateral is determined as follows: (i) if, as of the date of determination, the promissory note was created either during the current fiscal year of the obligor under the mortgage loan that is senior to such promissory note or during the most recently completed fiscal year of such obligor and prior to the delivery of financial information of such obligor for such fiscal year to the Borrower, the value determined by the Borrower in good faith at the time such promissory note was created, and otherwise (ii) (A) the NOI of the real property securing such senior mortgage loan for the most recently completed fiscal year of such obligor for which the financial information of such obligor has been reported to the Borrower as determined by the Borrower in good faith divided by the Capitalization Rate applicable to such real property, less (B) the principal balance of such senior mortgage loan and any other mezzanine loan that is senior to such promissory note). For purposes of this definition, (A) to the extent the Unencumbered Asset Value attributable to Development Properties, Transition Properties (other than the Excluded Properties), Properties owned or leased by Partially-Owned Entities, Mortgage Receivables, other promissory notes and Unimproved Land would exceed 20% of the Unencumbered Asset Value, such excess shall be excluded, and (B) if determining Unencumbered Asset Value other than at the end of a fiscal quarter, the value of any Property acquired during the current fiscal quarter shall be determined in accordance with clause (c)(i) above.
“Unencumbered NOI” means, for any period, NOI from all Eligible Properties owned by the Parent plus the Parent’s Share of NOI from all Eligible Properties owned by a Subsidiary or a Partially-Owned Entity.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.
“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness.
“Unsecured Interest Expense” means, for a given period, all Interest Expense of the Parent attributable to Unsecured Indebtedness of the Parent for such period plus the Parent’s Share of all Interest Expense of Subsidiaries (and, to the extent that Unencumbered NOI includes NOI with respect to a Property owned in whole or part by an Unconsolidated Affiliate, the Parent’s Share of all Interest Expense of such Unconsolidated Affiliate) attributable to Unsecured Indebtedness of such Subsidiaries (and, if applicable an Unconsolidated Affiliate) for such period.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.12(g)(ii)(B)(iii).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person.
“Withholding Agent” means the Borrower and the Agent.
Section 1.2.     General; References to Times.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent and the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, so that such Indebtedness and other liabilities will be valued at the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount, and (ii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary, a reference to “Consolidated Subsidiary” means a Consolidated Subsidiary of the Parent or a Consolidated Subsidiary of such Consolidated Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to New York, New York time.
Section 1.3.     Financial Attributes of Non-Wholly Owned Subsidiaries.
Notwithstanding anything to the contrary contained herein, when determining the Parent’s compliance with any financial covenant contained in any of the Loan Documents, only the Parent’s Share of an Unconsolidated Affiliate or a Consolidated Subsidiary shall be included.
ARTICLE II.     CREDIT FACILITY
Section 2.1.     Revolving Loans.
(a)    Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding that will not result in such Lender’s Revolving Credit Exposure (after giving effect to any repayment of Swingline Loans with the proceeds of such Revolving Loans) exceeding the amount of such Lender’s Commitment at such time. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.
(b)    Requesting Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.
(c)    Disbursements of Revolving Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Revolving Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and in the account specified by the Borrower in such Notice of Borrowing.
Section 2.2.     Bid Rate Loans.
(a)    Bid Rate Loans. So long as the Parent or the Borrower maintains an Investment Grade Rating, in addition to borrowings of Revolving Loans, at any time during the period from the Effective Date to but excluding the Termination Date, the Borrower may request the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.
(b)    Requests for Bid Rate Loans. When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 10:00 a.m. on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction. The Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Agent. The Borrower may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in each Bid Rate Quote Request; provided that the request for each separate Interest Period shall be deemed to be a separate Bid Rate Quote Request for a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit H and shall specify as to each Bid Rate Borrowing:
(i)    the proposed date of such Bid Rate Borrowing, which shall be a Business Day;
(ii)    the aggregate amount of such Bid Rate Borrowing, which (x) shall be in the minimum amount of $2,000,000 and integral multiples of $100,000 and (y) shall not cause any of the limits specified in Section 2.15 to be violated;
(iii)    whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans; and
(iv)    the duration of the Interest Period applicable thereto, which shall not extend beyond the Termination Date.

Except as otherwise provided in this subsection (b), no Bid Rate Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Agent, with the consent of the Requisite Lenders, may agree) of the giving of any other Bid Rate Quote Request. The Borrower agrees to pay to the Agent a fee equal to $1,000 for each Bid Rate Quote Request delivered by the Borrower at the time it delivers such bid Rate Quote Request; provided that once each month the Borrower shall have the right to deliver to the Agent a Bid Rate Quote Request without incurring any fee or charge with respect thereto.
(c)    Bid Rate Quotes.
(i)    Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.2(b) specified more than one Interest Period, such Lender may make a single submission containing one or more Bid Rate Quotes for each such Interest Period. Each Bid Rate Quote must be submitted to the Agent not later than 10:00 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction; provided that the Lender then acting as Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 9:00 a.m. (x) on the proposed date of such borrowing, in the case of an Absolute Rate Auction and (y) on the date three Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction. Subject to Articles V and X, any Bid Rate Quote so made shall be irrevocable except with the consent of the Agent given at the request of the Borrower. Any Bid Rate Loan may be funded by a Lender’s Designated Lender (if any) as provided in Section 12.5(h), however such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.
(ii)    Each Bid Rate Quote shall be substantially in the form of Exhibit I and shall specify:
(A)    the proposed date of borrowing and the Interest Period therefor;
(B)    the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested;
(C)    in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) offered for each such Bid Rate Loan (the “Absolute Rate”);
(D)    in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR; and

(E)    the identity of the quoting Lender.
Unless otherwise agreed by the Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.
(d)    Notification by Agent. The Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 10:30 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Borrower in writing of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.2(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Lender (identifying the Lender that made each Bid Rate Quote).
(e)    Acceptance by Borrower.
(i)    Not later than 11:00 a.m. (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, the Borrower shall notify the Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.2(d) which notice shall be in the form of Exhibit J. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance. The Agent shall promptly notify each affected Lender. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:
(A)    the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;
(B)    the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 3.5, and with all other Bid Rate Loans accepted in such auction shall not cause the limits specified in Section 2.15 to be violated;
(C)    acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)    the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.2(c) or otherwise fails to comply with the requirements of this Agreement; and
(E)    any acceptance in part shall be in a minimum amount of $2,000,000 and integral multiples of $100,000 in excess thereof.
(ii)    If Bid Rate Quotes are made by two or more Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Agent among such Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.
(f)    Obligation to Make Bid Rate Loans. The Agent shall promptly (and in any event not later than 12:00 noon (x) on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three Business Days prior to the proposed date of borrowing of LIBOR Margin Loans) notify each Lender whose Bid Rate Quote has been accepted and the amount and rate thereof. A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.5(h). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 1:30 p.m. on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at its Principal Office in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower no later than 2:00 p.m. on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.
(g)    No Effect on Commitment. Except for the purpose and to the extent expressly stated in Sections 2.12 and 2.15, the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.
Section 2.3.     Swingline Loans.
(a)    Swingline Loans. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)    Procedure for Borrowing Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 3:00 p.m. on the proposed date of such borrowing. Any such notice given telephonically shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing not later than 4:00 p.m. on such date.
(c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans (or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing). Interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5 with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).
(d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.
(e)    Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within 7 days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to repay a Swingline Loan; provided further, that the Borrower’s failure to repay such Swingline Loan within 7 days after the date such Swingline Loan was made shall not in and of itself constitute a Default or Event of Default (unless such failure occurs on or after the Termination Date). Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). The Swingline Lender may, and, if the Swingline Lender has not received repayment from the Borrower with respect to any Swingline Loan within 7 days after the date such Swingline Loan was made, the Swingline Lender shall, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf for such purpose), request a borrowing of Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 12:00 noon on the proposed date of such borrowing and the Agent shall give prompt notice of such borrowing to the Lenders. No later than 2:00 p.m. on such date, each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender and, to the extent of such Base Rate Loan, such Lender’s participation in the Swingline Loan so repaid shall be deemed to be funded by such Base Rate Loan. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. At the time each Swingline Loan is made, each Lender shall automatically (and without any further notice or action) be deemed to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in Section 10.1(f) or 10.1(g), upon notice from the Agent or the Swingline Lender, each Lender severally agrees to pay to the Agent for the account of the Swingline Lender in respect of such participation the amount of such Lender’s Commitment Percentage of each outstanding Swingline Loan. If such amount is not in fact made available to the Agent by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon demand therefor by the Agent or the Swingline Lender, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due such Lender hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). A Lender’s obligation to make payments in respect of a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Section 10.1(f) or 10.1(g)) or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
Section 2.4.     Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 20 days prior to the Termination Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated

Amount at any one time outstanding not to exceed the L/C Commitment Amount. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The letters of credit issued by JP Morgan Chase Bank, N.A. under the Existing Revolving Credit Agreement and listed on Schedule 2.4 attached hereto (the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued under this Agreement by JPMorgan Chase Bank, N.A. as the issuing bank for all purposes, and each of the Borrower and the Lenders confirms and agrees that its respective obligations with respect to the Existing Letters of Credit shall be governed by this Agreement. The Lenders’ participations in Existing Letters of Credit shall be reallocated on the Effective Date in accordance with each Lender’s Commitment Percentage.
(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to reasonable approval by the Issuing Bank, the Agent and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date one year beyond the Termination Date; provided, further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date so long as the Borrower delivers to the Agent for the benefit of the Lenders no later than 20 days prior to the Termination Date either (1) cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the Stated Amount of such Letter of Credit, (2) a backup letter of credit having terms acceptable to the Issuing Bank and issued by a domestic financial institution having a rating assigned by a Rating Agency to its senior unsecured long term indebtedness of AA/Aa2 or (3) other collateral satisfactory to the Issuing Bank. Upon the expiration, cancellation or termination of a Letter of Credit for which a backup letter of credit or other collateral has been provided pursuant to the preceding clause (2) or (3), the Agent shall promptly return any such cash collateral or such backup letter of credit to the Borrower or release such other collateral.
(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the Agent and the Issuing Bank written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as reasonably requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V and delivery to the Issuing Bank of all items required to be delivered in connection with the issuance of such Letter of Credit, the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would cause the Issuing Bank or any Lender to exceed any limits imposed by any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
(d)    Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Agent and the Borrower of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank, through the Agent for the account of the Issuing Bank, for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection); provided, that the Borrower’s failure to so reimburse the Issuing Bank shall not in and of itself constitute a Default or Event of Default (unless such failure occurs on or after the Termination Date). Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.4(i) such Lender’s Commitment Percentage of such payment.
(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Agent or the Issuing Bank not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.5(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)    Effect of Letters of Credit on Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)    Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Issuing Bank nor any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. The Issuing Bank shall be liable to the Borrower for any direct damages resulting from an action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit but only to the extent resulting from the bad faith, gross negligence or willful misconduct of the Issuing Bank as determined by a court of competent jurisdiction in a final, non-appealable judgment. In this regard, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or Drawing Certificate or any term or provisions in a Letter of Credit Document or Drawing Certificate; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents or any Drawing Certificate; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents, a Drawing Certificate or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not substantially comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank through the Agent for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Issuing Bank, the Agent or any Lender in respect of any liability incurred by the Issuing Bank, the Agent or such Lender arising solely out of the bad faith, gross negligence or willful misconduct of the Issuing Bank, the Agent or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Issuing Bank, the Agent or any Lender with respect to any Letter of Credit.
(h)    Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6(b).
(i)    Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Bank of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit, and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay to the Agent, for the account of the Issuing Bank, and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent, for the account of the Issuing Bank, in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the third and last sentences of Section 3.6(b)).
(j)    Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.4(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.4(e) is received by a Lender not later than 11:00 a.m., then such Lender shall make such payment available to the Issuing Bank not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Issuing Bank not later than 1:00 p.m. on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Agent, for the account of the Issuing Bank, under this subsection, and the Issuing Bank’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(f) or 10.1(g) or (iv) the termination of the Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)    Information to Lenders. Upon the issuance of each Letter of Credit, the Issuing Bank shall report to the Agent who shall report to the Lenders the face amount of the Letter of Credit then issued and the aggregate face amount of all Letters of Credit then outstanding. In addition, upon the request of any Lender from time to time, the Agent shall deliver to such Lender information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank or the Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.4(j).
Section 2.5.     Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin;
(ii)    during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin;
(iii)    if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan, as applicable, for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.2; and
(iv)    if such Loan is a LIBOR Margin Loan, at LIBOR for such Loan for the Interest Period therefor, plus (or minus) the LIBOR Margin quoted by the Lender making such Loan in accordance with Section 2.2.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month (including, without limitation, any interest payable with respect to a Base Rate Loan that was Converted to or Converted from a LIBOR Loan during such prior month), (ii) in the case of a LIBOR Loan or a Bid Rate Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at each three-month anniversary of the first day of such Interest Period (including, without limitation, any interest payable with respect to a LIBOR Loan that was Converted to or Converted from a Base Rate Loan during such prior month), and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof (but only on the principal amount so paid, prepaid or Continued). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
Section 2.6.     Number of Interest Periods.
There may be no more than eight (8) different Interest Periods for LIBOR Loans and Bid Rate Loans, collectively outstanding at the same time.
Section 2.7.     Repayment of Loans.
(a)    Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

(b)    Bid Rate Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.
Section 2.8.     Prepayments.
(a)    Optional. Subject to Section 4.4, the Borrower may prepay any Loan (other than a Bid Rate Loan) at any time without premium or penalty. Bid Rate Loans may not be prepaid at the option of the Borrower. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Revolving Loan.
(b)    Mandatory. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, the aggregate principal amount of all outstanding Bid Rate Loans and the aggregate principal amount of all outstanding Swingline Loans, exceeds the aggregate amount of the Commitments in effect at such time, the Borrower shall immediately pay to the Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited into the Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans or Bid Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.
(c)    Derivatives Contracts. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contract between the Borrower and any Lender (or any Affiliate of any Lender).
Section 2.9.     Continuation.
So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, then, so long as no Default or Event of Default shall exist such Loan will automatically, on the last day of the current Interest Period therefore, Continue as a LIBOR

Loan with an Interest Period of one Month. If a Default or Event of Default shall exist, each LIBOR Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10 or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.10.     Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.11.     Notes.
(a)    Revolving Note. Unless a Lender requests not to receive a promissory note (and without limiting such Lender’s ability to thereafter request a promissory note), the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit K (each a “Revolving Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment and otherwise duly completed.
(b)    Bid Rate Notes. If requested by such Lender, the Bid Rate Loans made by any Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit L (each a “Bid Rate Note”), payable to the order of such Lender and otherwise duly completed.
(c)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(d)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.12.     Voluntary Reductions of the Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans and Bid Rate Loans) at any time and from time to time without penalty or premium upon not less than 3 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, if the Borrower seeks to reduce the aggregate amount of the Commitments below $150,000,000, then the Commitments shall all automatically and permanently be reduced to zero. The Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced may not be increased or reinstated.
Section 2.13.     Extension of Termination Date.
The Borrower shall have the right, exercisable twice, to extend the Termination Date by six (6) months per extension (for a maximum total extension of one year to June 18, 2020). The Borrower may exercise such right only by executing and delivering to the Agent at least 30 days but not more than 90 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for six (6) months effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (b) the Borrower shall have paid the Fees payable under Section 3.6(c).
Section 2.14.     Expiration or Maturity Date of Letters of Credit Past Termination Date.
If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder with respect to which the Borrower has not complied with the conditions set forth in the second proviso of the second sentence of Section 2.4(b), the Borrower shall, on such date, pay to the Agent an amount of money sufficient to cause the balance of available funds on deposit in the Collateral Account to equal the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.
Section 2.15.     Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, no Lender shall make any Bid Rate Loan, the Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.12 shall take effect, if immediately after the making of such Loan (and the application of the proceeds of such Loan), the issuance of such Letter of Credit or such reduction in the Commitments:
(a)the aggregate Revolving Credit Exposures, together with the aggregate principal amount of all outstanding Bid Rate Loans, would exceed the aggregate amount of the Commitments at such time; or
(b)the aggregate principal amount of all outstanding Bid Rate Loans would exceed 50% of the aggregate amount of the Commitments at such time.
Section 2.16.     Increase of Commitments.
The Borrower shall have the right at any time and from time to time to request increases in the aggregate amount of the Commitments (provided that after giving effect to any increases in the Commitments pursuant to this Section, the aggregate amount of the Commitments may not exceed $1,000,000,000) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such increase in the Commitments must be in an aggregate minimum amount of $50,000,000. No Lender shall be required to increase its Commitment. Any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee, and, if such new Lender is an Affiliate of a Lender or an Approved Fund, also must be approved by the Agent and the Swingline Lender (not to be unreasonably withheld or delayed). If a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (or in the case of an existing Lender, the increase in the amount of its Commitment Percentage, in each case as determined after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.4(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4 as a result of the prepayment of any such Revolving Loans. No increase of the Commitments may be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date and except for changes in factual circumstances not prohibited under the Loan Documents). In connection with any increase in the aggregate amount of the Commitments pursuant to this Section, the Agent, any Lender becoming a party hereto (or increasing its Commitment) and the Borrower shall execute such documents and agreements (in the case of the Borrower, including resolutions) as the Agent may reasonably request, and such increase in the Commitments shall become effective without the consent of any other Lender.
ARTICLE III.     PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1.     Payments.
Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set‑off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4, the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.
If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(c), Section 2.3(e), Section 2.4(i), Section 2.4(j) or Section 11.7, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.
Section 3.2.     Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1(a), 2.3(e) and 2.4(e) shall be made from the Lenders, each payment of the Fees under Section 3.6(a), the first sentence of Section 3.6(b) and Section 3.6(c) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under

Section 2.12 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Revolving Loans) or their respective Revolving Loans (in the case of Conversions and Continuations of Revolving Loans) and the then current Interest Period for each Lender’s portion of each Revolving Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be pro rata in accordance with their respective Commitments; (f) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3, shall be pro rata in accordance with their respective Commitments; and (g) each mandatory prepayment of principal of Bid Rate Loans by the Borrower pursuant to Section 2.8(b) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired and funded a participating interest in any such Swingline Loan pursuant to Section 2.3(e), in which case such payments shall be pro rata in accordance with such participating interests).
Section 3.3.     Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set‑off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 10.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 10.4, as applicable; provided that the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments or Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set‑off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4.     Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5.     Minimum Amounts.
(a)    Borrowings and Conversions. Except as otherwise provided in Sections 2.3(e) and 2.4(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. Each borrowing, Conversion and Continuation of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
(b)    Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans then outstanding).
(c)    Reductions of Commitments. Each reduction of the Commitments under Section 2.12 shall be in an aggregate minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof.
(d)    Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $50,000.
Section 3.6.     Fees.
(c)    Facility Fees. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee equal to the average daily amount of the Commitment of such Lender (whether or not utilized) times the Facility Fee for the period from and including the Effective Date to but excluding the date such Commitment is terminated or reduced to zero or the Termination Date, such fee to be paid in arrears on (i) the last day of March, June, September and December in each year, (ii) the date of each reduction in the Commitments (but only on the amount of the reduction) and (iii) on the Termination Date.
(d)    Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans (or while an Event of Default exists, at a per annum rate equal to 2%) times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the last day of March, June, September and December in each year, (ii) the Termination Date, (iii) the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. In addition, the Borrower shall pay to the Issuing Bank for its own account and not the account of any Lender, an issuance fee in respect of each Letter of Credit equal to the greater of (i) $500 or (ii) one‑eighth of one percent (0.125%) per annum on the initial Stated Amount of such Letter of Credit payable (A) for the period from and including the date of issuance of such Letter of Credit through and including the expiration date of such Letter of Credit and (B) if the expiration date of any Letter of Credit is extended (whether as a result of the operation of an automatic extension clause or otherwise), for the period from but excluding the previous expiration date to and including the extended expiration date. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance (or in the case of an extension of the expiration date, on the previous expiration date). The Borrower shall pay directly to the Issuing Bank from time to time within five (5) Business Days after demand, all reasonable commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto, which demand shall be accompanied by a statement setting forth the basis and method for determining the amount of such requested commissions, charges, costs and expenses.
(e)    Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.13, the Borrower agrees to pay to the Agent for the account of each Lender a fee for each extension equal to 0.0625% of the amount of such Lender’s Commitment (whether or not utilized) at the time of such extension. Such fee shall be due and payable in full on the effective date of such extension.
(f)    Bid Rate Loan Fees. The Borrower agrees to pay to the Agent such fees for services rendered by the Agent in connection with the Bid Rate Loans as provided in Section 2.2(b).
(g)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent and the Co-Lead Arrangers as may be agreed to in the Fee Letters or otherwise in writing by the Borrower, the Agent and the Co-Lead Arrangers from time to time.
Section 3.7.     Computations.

Unless otherwise expressly set forth herein, any accrued interest on any LIBOR Loan, shall be computed on the basis of a year of 360 days and the actual number of days elapsed and any accrued interest on any Base Rate Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366, as the case may be, days and the actual number of days elapsed.
Section 3.8.     Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.9.     Agreement Regarding Interest and Charges.
The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.5(a)(i) through (iv) and in Section 2.3(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case which are paid or to be paid by the Borrower in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.10.     Statements of Account.
The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent demonstrable error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.11.     Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    each Defaulting Lender shall be entitled to receive a facility fee under Section 3.6(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral;
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.6); except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender (except as otherwise provided herein) without such Defaulting Lender’s consent;
(c)    if any Swingline Exposure or Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and Letter of Credit Liability of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent (x) each non-Defaulting Lender’s Revolving Credit Exposure would not exceed its Commitment, and (y) the conditions set forth in Sections 5.2(a) and (b) are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any rights or remedy available to the Borrower hereunder or under law, within five (5) Business Days following notice by the Agent, (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liability (after giving effect to any partial reallocation pursuant to clause (i) above and any cash collateral provided by the Defaulting Lender) by depositing cash collateral into the Collateral Account pursuant to Section 10.5 for so long as such Letter of Credit Liability is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Liability pursuant to clause (ii) above, the Borrower shall not be required to pay any letter of credit fees to such Defaulting Lender pursuant to Section 3.6(b) with respect to such Defaulting Lender’s Letter of Credit Liability during the period such Defaulting Lender’s Letter of Credit Liability is cash collateralized;

(iv)    if the Letter of Credit Liability of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 3.6(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages and such fees payable to the Defaulting Lenders pursuant to Section 3.6(b) shall be reduced accordingly; and
(v)    if all or any portion of such Defaulting Lender’s Letter of Credit Liability is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Agent or any other Lender hereunder, all letter of credit fees payable under Section 3.6(b) with respect to such Defaulting Lender’s Letter of Credit Liability shall be payable to the Issuing Bank until and to the extent that such Letter of Credit Liability is reallocated and/or cash collateralized;
(d)    so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Agent shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Liability will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.11(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.11(c)(i) (and such Defaulting Lender shall not participate therein); and
(e)    In the event that the Agent, the Borrower, the Issuing Bank and the Swingline Lender each reasonably determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Bid Rate Loans and Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage and all cash collateral deposited or then held with respect to such Lender’s Letter of Credit Liability that was provided by the Borrower shall be delivered to the Borrower; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(f)    Nothing contained in this Section or elsewhere in this Agreement shall be deemed to reduce the Commitment of any Lender or in any way affect the rights of Borrower with respect to any Defaulting Lender or, if the Agent is a Defaulting Lender, the Agent. Except as expressly set forth in this Section 3.11, the status of any Lender as a Defaulting Lender shall not relieve any other Lender of its obligations to fund its Commitment or otherwise perform its obligations in accordance with the provisions of this Agreement.
(g)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 12.3 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Bank hereunder; third, to cash collateralize the Issuing Banks’ exposure to such Defaulting Lender’s Letter of Credit Liability in accordance with subsection (c) above; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize the Issuing Bank’s exposure to such Defaulting Lender’s future Letter of Credit Liability with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (c) above; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Lenders in accordance with their Commitment Percentages without giving effect to Section 3.11(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(h)    Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 3.11 in respect of Letters of Credit by a Defaulting Lender shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein (including, without limitation, subsection (g) of this Section 3.11).
Section 3.12.     Taxes.
(a)    [Reserved.]

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower under any Loan Document shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it or any Lender for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after Borrower’s receipt of written notice of demand therefor together with a certificate specifying the amount of such payment or liability and the calculation thereof in reasonable detail (with a copy to the Agent), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(f)    Evidence of Payments. Within a reasonable time after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.12, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the

Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.12(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.12 (including by the payment of additional amounts pursuant to this Section 3.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to file for or pursue any refund of Taxes on behalf of, the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.12 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV.     YIELD PROTECTION, ETC.
Section 4.1.     Additional Costs; Capital Adequacy.
(f)    Additional Costs. The Borrower shall within five (5) Business Days following the Agent’s demand therefor, pay to the Agent for the account of each affected Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making, continuing, converting into or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder (such amounts shall be based upon a reasonable allocation thereof by such Lender to any LIBOR Loans made by such Lender hereunder), any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital or liquidity in respect of its Loans or its Commitment (such increases in costs, reductions in amounts receivable or maintenance of capital being herein called “Additional Costs”), to the extent resulting from any Regulatory Change and solely to the extent that such Lender generally imposes such Additional Costs on other borrowers of such Lender in similar circumstances, that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than Excluded Taxes); or (ii) imposes or modifies any reserve, special deposit, liquidity or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity).
(g)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender becomes subject to restrictions on the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).
(h)    Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable on or after the Agreement Date any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay promptly, and in any event within 5 Business Days of demand, to the Issuing Bank or to the Agent for the account of such Lender, as applicable, from time to time as specified by the Issuing Bank or a Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount to the extent the Issuing Bank or such Lender, as the case may be, generally imposes such additional amounts on other borrowers of the Issuing Bank or such Lender in similar circumstances.
(i)    Notification and Determination of Additional Costs. Each of the Agent, the Issuing Bank and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent, the Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, (i) the failure of the Agent, the Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent) and (ii) in no event shall the Borrower be liable for any amounts incurred more than 180 days prior to receipt of such notice. The Agent, the Issuing Bank or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent, the Issuing Bank or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent, the Issuing Bank or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.2.     Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(a)the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or
(b)the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;
then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan. For purposes of the immediately preceding clause (b), in determining whether Adjusted LIBOR will adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans, the Agent shall make such determination assuming that the Lenders are actually funding LIBOR Loans through the purchase of deposits in the London interbank market.
Section 4.3.     Illegality.
Notwithstanding any other provision of this Agreement, (i) if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6 shall be applicable) and (ii) if the Issuing Bank shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for the Issuing Bank to issue any Letter of Credit, then the Issuing Bank shall promptly notify the Borrower and the Agent thereof and the Issuing Bank’s obligation to issue Letters of Credit shall be suspended until such time as the Issuing Bank may again issue Letters of Credit.
Section 4.4.     Compensation.
Subject to delivery of a statement if requested by the Borrower as permitted below, the Borrower shall pay to the Agent for the account of each Lender, within 5 Business Days following the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (excluding lost profit and loss of margin) that such Lender reasonably determines is attributable to:
(a)any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Bid Rate Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan;

(b)any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V to be satisfied) to borrow a LIBOR Loan or Bid Rate Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation; or
(c)the assignment of any LIBOR Loan or Bid Rate Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.5.
Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith. Calculation of all amounts payable to a Lender under this Section shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period.
Section 4.5.     Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender becomes a Defaulting Lender or (d) a Lender does not vote in favor of any amendment, modification or waiver to the requirements of Section 9.7(c)(i)(y) or a Default or Event of Default under Section 10.1(m)(i), (ii), or (iii) and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver, then, so long as there does not then exist any Default or Event of Default, the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee, or (ii) solely, with respect to clause (c), pay to the Affected Lender the aggregate principal balance of the Loan then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Loan of the Affected Lender shall be terminated and the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12 or 4.1 with respect to periods up to the date of replacement.
Section 4.6.     Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3, then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.3, if such Lender has determined in good faith that it may not lawfully continue to maintain any LIBOR Loans to the end of the then current Interest Period, then on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) (without payment of any amount that Borrower would otherwise be obligated to pay pursuant to Section 4.4) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:
(a)to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(b)all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 4.7.     Change of Lending Office.
Each Lender agrees that it shall use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

ARTICLE V.     CONDITIONS PRECEDENT
Section 5.1.     Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:
(a)The Agent shall have received each of the following, in form and substance satisfactory to the Agent:
(vi)    counterparts of this Agreement executed by each of the parties hereto;
(vii)    Revolving Notes (except for any Lender who has requested not to receive a promissory note), executed by the Borrower, payable to each Lender and complying with the applicable provisions of Section 2.11, and the Swingline Note executed by the Borrower;
(viii)    the Facility Guaranty executed by the Parent and each other Person that the Borrower elects to make a Guarantor on the Effective Date;
(ix)    an opinion of counsel to the Loan Parties, addressed to the Agent, the Lenders and the Swingline Lender in form and substance reasonably satisfactory to the Agent;
(x)    the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of the Borrower and each other Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party, or, in the case of the Parent only, certified by the Secretary or Assistant Secretary of the Parent;
(xi)    a certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(xii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party or its constituent partners or members authorized to execute and deliver the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the officers of the Borrower then authorized to deliver Notices of Borrowing, Notices of Swingline Borrowings, Bid Rate Quote Requests, Bid Rate Quote Acceptances, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(xiii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(xiv)    a certificate from a Responsible Officer of the Parent and the Borrower to the effect that (x) all representations and warranties of the Loan Parties contained in the Loan Documents are true, correct and complete in all material respects and (y) immediately after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default shall exist;
(xv)    the Fees then due and payable under Section 3.6, and any other Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;
(xvi)    a Compliance Certificate calculated as of March 31, 2015 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date);
(xvii)    evidence that, simultaneously with the execution of this Agreement, the Existing Revolving Credit Agreement has been paid in full and that all commitments thereunder have been irrevocably terminated;
(xviii)    all documentation and other information about the Loan Parties as shall have been reasonably requested by the Agent or any Lender that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and
(xix)    such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and
(b)In the good faith judgment of the Agent and the Lenders:
(i)    There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status concerning the Parent or its Subsidiaries since December 31, 2014 that has had or could reasonably be expected to result in a Material Adverse Effect;
(ii)    No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, the

Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(iii)    The Parent, the Borrower and the Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Parent, the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
(iv)    There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.
Section 5.2.     Conditions Precedent to All Loans and Letters of Credit.
The obligations of the Lenders to make any Loans, of the Issuing Bank to issue Letters of Credit, and of the Swingline Lender to make any Swingline Loan are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Each Credit Event shall constitute a certification by the Parent and the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Parent and the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in this Article V have been satisfied.
ARTICLE VI.     REPRESENTATIONS AND WARRANTIES
Section 6.1.     Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, each of the Parent and the Borrower represents and warrants to the Agent and each Lender as follows:
(c)    Organization; Power; Qualification. Each of the Parent, the Borrower, the Subsidiaries and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(d)    Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Significant Subsidiary and/or an Excluded Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Parent, the Borrower and the Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.
(e)    Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(f)    Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound, including, without limitation, the Existing Term Loan Facilities; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.
(g)    Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to the Parent, the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    Title to Properties. As of the Agreement Date, Part I of Schedule 6.1(f) is a complete and correct listing of all of the real property owned or leased by the Parent, the Borrower, each other Loan Party and each other Subsidiary. Each such Person (i) has good, marketable and legal title to, or a valid leasehold interest in, each Eligible Property owned by such Person and (ii) owns or has a valid leasehold interest in such Person’s respective other material assets.
(i)    Existing Indebtedness. Schedule 6.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Parent, the Borrower and the Subsidiaries, including without limitation, Guarantees of the Parent, the Borrower and the Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.
(j)    Litigation. Except as set forth on Schedule 6.1(h), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Parent, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Parent, the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.
(k)    Taxes. All federal, state and other tax returns of the Parent, the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Parent, the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, its Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower and each Subsidiary and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.
(l)    Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ending December 31, 2014, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of Ernst and Young LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ending March 31, 2015, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.
(m)    No Material Adverse Change. Since December 31, 2014, no event, condition, situation or status concerning the Parent or its Subsidiaries has occurred that has had or could reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and the Parent is Solvent. The Parent, the Borrower and the other Loan Parties, taken as a whole, are Solvent. The Parent and its Subsidiaries, taken as a whole, are Solvent.
(n)    ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(o)    Not Plan Assets; No Prohibited Transaction. None of the assets of the Parent, the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(p)    Absence of Defaults. None of the Parent, the Borrower or any Subsidiary is in default in any material respect beyond any applicable grace period under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower or any Subsidiary or other Loan Party is a party or by which the Parent, the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(q)    Environmental Laws. Each of the Parent, the Borrower, the Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) neither the Parent nor the Borrower is aware of, or has received notice of any events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent, the Borrower and the Subsidiaries, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common‑law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material on or from any of the Properties of the Parent, the Borrower, or any Subsidiary ; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Parent’s and the Borrower’s knowledge, threatened, against the Parent, the Borrower or any Subsidiary relating in any way to Environmental Laws.
(r)    Investment Company; Etc. None of the Parent, the Borrower, any Subsidiary or any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money, otherwise obtain extensions of credit or repay indebtedness.
(s)    Margin Stock. None of the Parent, the Borrower, any Subsidiary or any other Loan Party is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(t)    Affiliate Transactions. Except as permitted by Section 9.10, none of the Parent, the Borrower, any Subsidiary or any other Loan Party is a party to any transaction with an Affiliate.

(u)    Intellectual Property. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person except where the failure to own or have the right to use such Intellectual Property without known conflict could not reasonably be expected to have a Material Adverse Effect. The Parent, the Borrower, each other Loan Party and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No claim which could reasonably be expected to have a Material Adverse Effect has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, its Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(v)    Business. As of the Agreement Date, the Parent, the Borrower and the other Subsidiaries are engaged in the business of owning, managing, leasing, acquiring and making investments in office and industrial properties, together with other business activities incidental thereto.
(w)    Broker’s Fees. No Loan Party is required to pay any broker’s or finder’s fee, commission or similar compensation with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.
(x)    Accuracy and Completeness of Information. All written information, reports and other papers and data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any Subsidiary or any other Loan Party in connection with, pursuant to or relating in any way to this Agreement, is true and accurate in all material respects on the date as of which such information, reports, and other papers and data is stated or certified. All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any Subsidiary or any other Loan Party in connection with, pursuant to or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to the Parent or the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.
(y)    REIT Status. The Parent qualified as a REIT in the fiscal year most recently ended and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.
(z)    Eligible Properties. As of the Agreement Date, Schedule 6.1(x) is a correct and complete list of all Eligible Properties. Schedule 6.1(x) sets forth as of the Agreement Date whether such Eligible Property is a CBD or Urban Infill Property, an Acquisition Property or a Development Property. Each of the assets included by the Parent in calculations of Unencumbered NOI satisfies all of the requirements contained in the definition of “Eligible Property”.
(aa)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the extent they are acting in any capacity in connection with the credit facility established hereby, agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and, to the extent they are acting in any capacity in connection with the credit facility established hereby, agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agents of the Borrower or any Subsidiary to the extent that they are acting in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
(bb)    Patriot Act. No Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or enabling legislation or executive order relating thereto. Neither any Loan Party nor any of its Subsidiaries is in violation of, and neither the making of the Loans hereunder nor the use of the proceeds thereof will violate, (a) the Trading with Enemy Act, (b) any of the foreign assets control regulations of the United State Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)). None of the Loan Parties (i) is a blocked person described in Section 1 of Executive Order 13224 of the President of the United States or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 6.2.     Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent or the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Parent or the Borrower to the Agent and the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.13 and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VII.     AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6, the Parent and the Borrower shall comply with the following covenants:
Section 7.1.     Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.7, the Parent and the Borrower shall, and shall cause each Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 7.2.     Compliance with Applicable Law.
The Parent and the Borrower shall, and shall cause each Subsidiary to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and, to the extent they are acting in any capacity in connection with the credit facility established hereby, agents with Anti-Corruption Laws and applicable Sanctions.
Section 7.3.     Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all material Intellectual Property, and maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted.
Section 7.4.     Conduct of Business.
The Parent and its Subsidiaries, taken as a whole shall carry on, their respective businesses as described in Section 6.1(t).
Section 7.5.     Insurance.
In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 7.6.     Payment of Taxes and Claims.
The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which are more than 60 days past due and which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent, the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.
Section 7.7.     Visits and Inspections.
The Parent and the Borrower shall, and shall cause each Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Parent, the Borrower or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Parent and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent and any Subsidiary with its accountants.
Section 7.8.     Use of Proceeds; Letters of Credit.
The Borrower shall use the proceeds of the Loans and the Letters of Credit for general corporate purposes only including, without limitation, for repayment of Indebtedness and the payment of dividends. No part of the proceeds of any Loan or Letter of Credit will be used for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, the Borrower may use proceeds of the Loans and Letters of Credit to purchase the Parent’s capital stock and the Borrower’s partnership interests unless (i) such use will result in a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or (ii) such use will require the Agent or any Lender to file any form or other documentation or take any other action in compliance with Regulation U or Regulation X of the Board of Governors of the Federal Reserve System and the Borrower has failed to provide the Agent prior written notice of such use and to execute, complete and deliver all such forms and other documentation and to take any other action as may be necessary for such compliance by the Agent or any Lender. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not directly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 7.9.     Environmental Matters.
The Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Parent, the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent, the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Parent, the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Parent, the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Parent, the Borrower, any Subsidiary or any other Loan Party. The Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, take promptly all actions necessary to prevent the imposition of any Liens arising out of or related to any Environmental Laws on (i) any Eligible Property or (ii) any of their other respective properties, if (solely with respect to this clause (ii)), the imposition of such Lien could reasonably be expected to cause a Material Adverse Effect.
Section 7.10.     Books and Records.
The Parent and the Borrower shall, and shall cause each Subsidiary to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.
Section 7.11.     Further Assurances.
The Parent and the Borrower shall, at their cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary to effectuate the provisions and intent of this Agreement and the other Loan Documents.
Section 7.12.     New Subsidiaries/Guarantors.
(a)    Guarantors. The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 5.1(a)(iv) through (viii) and (xiii) if such Subsidiary had been a Guarantor on the Effective Date.
(b)    Release of a Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor (other than the Parent) from the Facility Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1; (ii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (iii) the Agent shall have received such written request at least 5 Business Days (or such other period as may be acceptable to the Agent) prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
Section 7.13.     REIT Status.

The Parent shall at all times maintain its status as a REIT.
Section 7.14.     Exchange Listing.
The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange, the American Stock Exchange or another nationally recognized stock exchange located in the United States and reasonably approved by the Agent or which is the subject of price quotations in the over‑the‑counter market as reported by the National Association of Securities Dealers Automated Quotation System.
ARTICLE VIII.     INFORMATION
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Parent and the Borrower, as applicable, shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:
Section 8.1.     Quarterly Financial Statements.
Not later than 5 days after the same is filed with the Securities and Exchange Commission (but in no event later than 60 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).
Section 8.2.     Year‑End Statements.
Not later than 5 days after the same is filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing, whose report shall be unqualified.

Section 8.3.     Compliance Certificate; Other Reports.
At the time financial statements are furnished pursuant to Sections 8.1 and 8.2, and within 5 Business Days of the Agent’s reasonable request with respect to any other fiscal period, a certificate substantially in the form of Exhibit O (a “Compliance Certificate”) executed by the chief financial officer of the Parent: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent was in compliance with the covenants contained in Section 9.1 and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Parent and the Borrower with respect to such event, condition or failure. At the time financial statements are furnished pursuant to Sections 8.1 and 8.2, the Parent shall also deliver (A) a report, in form and detail reasonably satisfactory to the Agent, setting forth a statement of Funds From Operations for the period of four consecutive fiscal periods then ending; and (B) a report, in form and detail reasonably satisfactory to the Agent, setting forth a list of all Properties acquired by the Parent, the Borrower and the Subsidiaries since the date of the delivery of the previous such report, such list to identify such Property’s name, location, date acquired, acquisition cost, amount of related mortgage Indebtedness, if any, and the Occupancy Rate and Net Operating Income for such Property.
Section 8.4.     Other Information.
(a)    Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants;
(b)    Securities Filings. Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) and all other periodic reports which the Parent, the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
(c)    Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any Subsidiary or any other Loan Party;
(d)    Partnership Information. Promptly upon the mailing thereof to the partners of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(e)    ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of

ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and of which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;
(f)    Litigation. To the extent the Parent, the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, the Borrower or any Subsidiary are being audited;
(g)    Modification of Organizational Documents. A copy of any amendment to the articles of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of the Parent, the Borrower or any other Loan Party within 15 Business Days after the effectiveness thereof;
(h)    Change of Financial Condition. Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of the Parent, the Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;
(i)    Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Parent or the Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(j)    Judgments. Prompt notice of any order, judgment or decree in excess of $10,000,000 having been entered against the Parent, the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;
(k)    Notice of Violations of Law. Prompt notice if the Parent, the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;
(l)    Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and
(m)    Other Information. From time to time and promptly upon each request, such certificates, documents or information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any Subsidiaries as the Agent or any Lender (through the Agent) may reasonably request.
Section 8.5.     Electronic Delivery of Certain Information.
(a)The Parent and the Borrower may deliver documents, materials and other information required to be delivered pursuant to Article VIII (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e‑mail address of the Agent as specified to the Borrower by the Agent from time to time. The Agent shall promptly post such Information on the Parent’s or the Borrower’s behalf on an internet or intranet website to which each Lender and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent (the “Platform”). Such Information shall only be deemed to have been delivered to the Lenders on the date on which such Information is so posted.
(b)In addition, the Parent and the Borrower may deliver Information required to be delivered pursuant to Sections 8.1, 8.2, and 8.4(b) and (c) by posting any such Information to the Parent’s internet website (as of the Agreement Date, www.piedmontreit.com) or to the website of the Securities and Exchange Commission (www.sec.gov). Any such Information provided in such manner shall only be deemed to have been delivered to the Agent or a Lender (i) on the date on which the Agent or such Lender, as applicable, receives notice from the Borrower that such Information has been posted and (ii) only if such Information is publicly available without charge on such website. If for any reason, the Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Agent or such Lender, as applicable, shall not be deemed to have received such Information. In addition to any manner permitted by Section 12.1, the Borrower may notify the Agent or a Lender that Information has been posted to such a website by causing an e-mail notification to be sent to an e‑mail address specified from time to time by the Agent or such Lender, as applicable. Notwithstanding the foregoing, (i) the Agent and each Lender is responsible for signing up, and agrees to signup, for e-mail notifications by selecting "E-mail Alerts" on Parent's Investor Relations webpage at http//investor.piedmontreit.com and submitting the e-mail address to which the Agent or such Lender, as the case may be, desires to have e-mail notifications delivered to the Agent or such Lender and the Agent and each Lender hereby agree that such e-mail notifications to such e-mail addresses will satisfy the notification requirements of this subsection (b), and (ii) failure of the Agent or any Lender to sign up for such e-mail notifications or to keep such e-mail addresses current shall relieve the Borrower from any obligation to provide e-mail notifications to the Agent or such Lender in order for the Information required to be delivered pursuant to Sections 8.1, 8.2, and 8.4(b) to be deemed to have been delivered by the Borrower by Borrower posting such Information to the Parent’s internet website.

(c)Notwithstanding anything in this Section to the contrary (i) the Parent and the Borrower shall deliver paper copies of Information to the Agent or any Lender that requests the Parent and the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Agent or such Lender and (ii) in every instance the Parent shall be required to provide to the Agent a paper original of the Compliance Certificate required by Section 8.3.
(d)The Parent and the Borrower acknowledge and agree that the Agent may make Information, as well as any other written information, reports, data, certificates, documents, instruments, agreements and other materials relating to the Parent, the Borrower, any Subsidiary or any other Loan Party or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated by the Loan Documents, in each case to the extent that the Agent’s communication thereof to the Lenders is otherwise permitted hereunder (collectively, the “Communications”) available to the Lenders by posting the same on the Platform. The Parent and the Borrower acknowledge that (i) the distribution of material through an electronic medium, such as the Platform, is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent or any Lender in connection with the Communications or the Platform.
(e)The Agent shall have no obligation to request the delivery or to maintain copies of any of the Information or other materials referred to above, and in no event shall have any responsibility to monitor compliance by the Parent or the Borrower with any such requests. Each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such Information or other materials.
Section 8.6.     Public/Private Information.
The Parent and the Borrower will cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent or the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and will designate Information Materials (a) that are either available to the public or not material with respect to the Parent, the Borrower and the Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
ARTICLE IX.     NEGATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6, all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6, the Parent and the Borrower shall comply with the following covenants:

Section 9.1.     Financial Covenants.
The Parent shall not permit:
(d)    Maximum Leverage Ratio. The ratio of (i) Total Indebtedness (net of, as of such date of determination, an amount equal to the lesser of (x) the amount of unrestricted cash and cash equivalents in excess of $30,000,000 and (y) the amount of Total Indebtedness that matures within 24 months of such date of determination) to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Parent shall be deemed to be in compliance with this Section 9.1(a) so long as (1) the Parent’s failure to comply with the foregoing covenant is in connection with the Parent’s (or any Consolidated Subsidiary’s) acquisition of a portfolio of Properties with a purchase price of at least 5.0% of Total Asset Value, (2) such acquisition is otherwise permitted hereunder, (3) such ratio does not exceed 0.60 to 1.00 for a period of more than four consecutive fiscal quarters and (4) such ratio has not exceeded 0.60 to 1.00 at any other time during the current fiscal year of the Parent.
(e)    Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Parent most recently ending to (ii) Fixed Charges of the Parent for such period, to be less than 1.50 to 1.00 at any time.
(f)    Maximum Secured Indebtedness Ratio. The ratio of (i) Secured Indebtedness (net of, as of such date of determination, an amount equal to the lesser of (x) the amount of unrestricted cash and cash equivalents in excess of $30,000,000 and (y) the amount of Secured Indebtedness that matures within 24 months of such date of determination) of the Parent to (ii) Total Asset Value, to exceed 0.40 to 1.00 at any time.
(g)    Minimum Unencumbered Leverage Ratio. The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness of the Parent plus the Parent’s Share of Unsecured Indebtedness of its Consolidated Subsidiaries and Unconsolidated Affiliates, to be less than 1.60 to 1.00 at any time.
(h)    Minimum Unencumbered Interest Coverage Ratio. The ratio of (i) Unencumbered NOI for the period of four consecutive fiscal quarters of the Parent most recently ending to (ii) Unsecured Interest Expense for such period, to be less than 1.75 to 1.00 at any time.
Section 9.2.     Restricted Payments.
If a Default or Event of Default specified in Section 10.1(a) or Section 10.1(b) exists, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2(a), the Parent and the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person; provided, however, that the Borrower may declare and make cash distributions to the Parent and its other partners on a pro rata basis with respect to any fiscal year to the extent necessary for the Parent to distribute, and the

Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.13.
Section 9.3.     Indebtedness.
The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately thereafter and after giving effect thereto, a Default or Event of Default would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
Section 9.4.     [Reserved].
Section 9.5.     Investments Generally.
The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:
(a)ownership of Equity Interests in Subsidiaries and Unconsolidated Affiliates; provided that, notwithstanding anything to the contrary contained herein, the purchase or acquisition of additional Equity Interests in a Subsidiary or Unconsolidated Affiliate is permitted only so long as immediately prior to such purchase or acquisition, and after giving effect thereto, no Default or Event of Default is or would be in existence;
(b)Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence;
(c)[reserved];
(d)Investments in Cash Equivalents;
(e)intercompany Indebtedness among the Parent, the Borrower and other Loan Parties provided that such Indebtedness is permitted by the terms of Section 9.3;
(f)loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and
(g)any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence.
Section 9.6.     Liens; Negative Pledges; Other Matters.

(a)The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately following the creation, assumption or incurring of such Lien, a Default or Event of Default would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
(b)The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge with respect to any Eligible Property or otherwise if, immediately prior to entering into, assuming or being bound by such Negative Pledge or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence hereunder.
(c)The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary or a Subsidiary that is not a Wholly Owned Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Parent, the Borrower or any Subsidiary; (iii) make loans or advances to the Parent, the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Parent, the Borrower or any Subsidiary.
Section 9.7.     Merger, Consolidation, Sales of Assets and Other Arrangements.
The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:
(a)any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any Loan Party (other than the Parent or the Borrower) so long as:
(v)    immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and
(vi)    in the case of a merger involving a Loan Party or a Subsidiary that owns or leases an Eligible Property, (x) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence, (y) if the Subsidiary so merging is a Loan Party and the survivor entity is to be a Guarantor, the survivor entity shall, if requested by the Agent, have executed and delivered an assumption agreement in form and substance satisfactory to the Agent pursuant to which such survivor entity shall expressly assume all of such Loan Party’s Obligations under the Loan Documents to which it is a party, and (z) within 30 days of consummation of such merger, the survivor entity, if a Loan Party delivers to the Agent items of the type referred to in Sections 5.1(a)(v) through (viii) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Agent and still in effect);
(b)the Parent, the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
(c)a Person may merge with or into the Parent or the Borrower so long as:
(i)    the Parent or the Borrower, as the case may be, is the survivor of such merger, or if the Parent or the Borrower is not the survivor, (w) the survivor is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (x) the survivor shall expressly assume, pursuant to an agreement in form satisfactory to the Agent, all obligations of Parent or the Borrower, as applicable, under the Loan Documents to which it is a party, and (y) individuals who constituted the Board of Directors of the Parent immediately prior to such merger constitute a majority of the Board of Directors of the Parent immediately following such merger;
(ii)    immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and
(iii)    the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Parent or the Borrower);
(d)the Parent, the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves; provided that (1) any such sale, transfer or disposition of an Eligible Property shall not result in an Event of Default under Section 9.1, and if an Event of Default has occurred and is continuing, such sales, transfers or dispositions of Eligible Properties shall only be among the Borrower and Subsidiaries of the Borrower that meet the requirements of clause (f) of the definition of Eligible Property, and (2) if an Event of Default has occurred and is continuing, such sales, transfers or dispositions of assets other than Eligible Properties shall only be among the Parent, the Borrower and Wholly Owned Subsidiaries of the Borrower.
Section 9.8.     Fiscal Year.
The Parent shall not change its fiscal year from that in effect as of the Agreement Date.
Section 9.9.     Modifications of Organizational Documents.

The Parent and the Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.
Section 9.10.     Transactions with Affiliates.
The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except (a) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent, the Borrower or any Subsidiary and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (b) transactions solely among the Parent, the Borrower, other Loan Parties and Wholly Owned Subsidiaries.
Section 9.11.     ERISA Exemptions.
The Parent and the Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
ARTICLE X.     DEFAULT
Section 10.1.     Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)    Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.
(b)    Default in Payment of Interest and Other Obligations. (i) The Borrower shall fail to pay when due any interest on any of the Loans, and such failure shall continue for a period of 5 Business Days or (ii) the Borrower shall fail to pay when due any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and in each case, such failure shall continue for a period of ten (10) calendar days after the date on which the Borrower or such Loan Party receives notice of such failure from the Agent.
(c)    Default in Performance. (i) The Borrower or the Parent shall fail to perform or observe any term, covenant, condition or agreement contained in the second proviso of the second sentence of Section 2.4(b), Section 7.8, Section 8.1, Section 8.2, Section 8.3, Section 8.4(i) or in Article IX or (ii) the Borrower, the Parent or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the date upon which the Borrower has received written notice of such failure from the Agent.
(d)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
(e)    Indebtedness Cross‑Default; Derivatives Contracts.
(i)    The Borrower, the Parent or any other Loan Party shall fail to pay when due and payable, within any applicable grace or cure period, the principal of, or interest on, any Indebtedness (other than (x) Indebtedness which is Nonrecourse Indebtedness to the Borrower, the Parent and each other Loan Party, (y) the Loans and Reimbursement Obligations and (z) Indebtedness in respect of Derivatives Contracts) having an aggregate outstanding principal amount of $50,000,000 or more (“Material Indebtedness”);
(ii)    (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (other than as a result of actions taken by the Borrower, the Parent or a Loan Party in the ordinary course of business);
(iii)    any other event shall have occurred and be continuing which permits any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or
(iv)    as a result of any Loan Party’s failure to perform or observe any term, covenant, condition or agreement contained in any Derivatives Contract, such Derivatives Contract is terminated and the Derivatives Termination Value owed by such Loan Party as a result thereof is $50,000,000 or more.
(f)    Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Significant Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(g)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Significant Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Parent, the Borrower, such Significant Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(h)    Litigation; Enforceability. The Parent, the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Facility Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(i)    Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Parent, the Borrower or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Parent, the Borrower and such other Loan Parties, $30,000,000 or (B) in the case of an injunction or other non-monetary judgment, such injunction or judgment could reasonably be expected to have a Material Adverse Effect.
(j)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $30,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.
(k)    ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $30,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $30,000,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $30,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $30,000,000.
(l)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(m)    Change of Control/Change in Management.
(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 33% of the total voting power of the then outstanding voting stock of the Parent;
(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12‑month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or
(iii)    The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

(n)    An Event of Default under and as defined in any of the Existing Term Loan Facilities shall occur.
Section 10.2.     Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(n)    Acceleration; Termination of Facilities.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Section 10.1(f) or 10.1(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 10.5 and (iii) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments, the obligation of the Lenders to make Revolving Loans, the Swingline Commitment, the obligation of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default for deposit into the Collateral Account pursuant to Section 10.5 and (3) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments, the Swingline Commitment, the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder.
(o)    Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(p)    Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(q)    Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and the Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Parent, the Borrower and the Subsidiaries and to exercise such power as the court shall confer upon such receiver.
Section 10.3.     [Reserved].
Section 10.4.     Allocation of Proceeds.
If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
(a)amounts due the Agent in respect of fees and expenses due under Section 12.2;
(b)amounts due the Lenders in respect of fees and expenses due under Section 12.2, pro rata in the amount then due each Lender;
(c)payments of interest on Swingline Loans;
(d)payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;
(e)payments of principal of Swingline Loans;
(f)payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account;
(g)amounts due the Agent and the Lenders pursuant to Sections 11.7 and 12.9;
(h)payment of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
(i)any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Section 10.5.     Collateral Account.
(a)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section. Amounts shall be deposited into the Collateral Account as provided in Sections 2.4(b), 2.8(b), 2.14, 3.11, 10.2(a) and 10.4(f).
(b)Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion for the benefit of the parties as set forth in this Section 10.5. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Borrower irrevocably authorizes Agent to exercise any and all rights of the Borrower in respect of the Collateral Account and to give all instructions, directions and entitlement orders in respect thereof as Agent shall deem necessary or desirable. The Borrower agrees to do such further acts and things, and to execute and deliver such additional documents as Agent may reasonably request at any time in connection with the administration or enforcement of its rights with respect to the Collateral Account. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(c)If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.
(d)If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 10.4.
(e)So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time. In addition to the foregoing, upon the cancellation and return of any Letter of Credit, so long as no Default or Event of Default exists and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing the Issuing Bank, any amount held in the Collateral Account and attributable to such Letter of Credit shall be returned to the Borrower within 10 Business Days after the Agent’s receipt of such cancelled and returned Letter of Credit.
(f)So long as no Default or Event of Default exists, cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s exposure to any Defaulting Lender’s Letter of Credit Liability shall no longer be required to be held as cash collateral pursuant to this Section 10.5 following (x) the elimination or reduction of the applicable exposure to a Defaulting Lender’s Letter of Credit Liability (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Agent that there exists excess cash collateral, and the Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such cash collateral or portion thereof that was provided by the Borrower; provided that the Borrower and the Issuing Bank may agree that cash collateral shall be held to support future anticipated exposure to a Defaulting Lender’s Letter of Credit Liability or other obligations and such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(g)The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.
Section 10.6.     Performance by Agent.
If the Borrower, the Parent or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower, the Parent or such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post‑Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower, the Parent or any other Loan Party under this Agreement or any other Loan Document.
Section 10.7.     Rights Cumulative.
The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
ARTICLE XI.     THE AGENT
Section 11.1.     Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. The Agent shall not have any duties or obligations except those expressly set forth herein. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy. With the exception of Section 11.8 hereof, the provisions of this Article XI are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.
Section 11.2.     Agent’s Reliance, Etc.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower, any Loan Party or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 5.1) or inspect the property, books or records of the Parent, the Borrower, any Loan Party or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; (f) shall incur no liability to any Lender under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties; and (g) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Parent or any of their respective Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2 and that have not previously been waived by the Requisite Lenders.
Section 11.3.     Notice of Defaults.
The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than an Event of Default under Section 10.1(a) or Section 10.1(b)(i)) unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.
Section 11.4.     SunTrust as Lender.
SunTrust, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include

SunTrust in each case in its individual capacity. SunTrust and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, SunTrust or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
Section 11.5.     [Reserved].
Section 11.6.     Lender Credit Decision, Etc.
Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Parent, the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Parent, the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7.     Indemnification of Agent.
Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out‑of‑pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.8.     Successor Agent.
The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents (i) by the Requisite Lenders (other than the Lender then acting as Agent), as a result of its gross negligence or willful misconduct upon 30‑days’ prior written notice to the Agent, or (ii) by the Borrower as a result of it being a Defaulting Lender or meeting the criteria of a Defaulting Lender upon 15 days’ prior written notice. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates that are Qualified Institutions as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Agent shall, in its capacity as Issuing Bank, issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, as Issuing Bank, in either case, to assume effectively the obligations of the current Agent, as Issuing Bank, with respect to such Letters of Credit. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.
Section 11.9.     Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Co-Lead Arranger”, “Book Manager”, “Syndication Agent” and “Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE XII.     MISCELLANEOUS
Section 12.1.     Notices.
Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:
If to the Borrower:
Piedmont Operating Partnership, LP
11695 Johns Creek Parkway, Suite 350
Johns Creek, GA 30097
Attn: Chief Financial Officer
Telephone:    (770) 418-8800
Telecopy:    (770) 418-8900
With a copy to:
DLA Piper LLP (US)

203 N. LaSalle Street, Suite 1900
Chicago, IL 60601
Attn: James M. Phipps, Esq.
Telephone:    (312) 368-4088
Telecopy:    (312) 257-5735
If to the Agent:
SunTrust Bank
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182

With a copy to (for information purposes only):
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

and
SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
If to a Lender:
To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Details Form;
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when successfully transmitted during the hours of 9:00 A.M. and 5:00 P.M. (in the time zone of the recipient thereof) (any telecopied notice received after 5:00 P.M. in such time zone shall be effective on the next succeeding day); or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.
Section 12.2.     Expenses.
The Borrower agrees (a) to pay or reimburse the Agent for all reasonable third party out-of-pocket costs and expenses incurred in connection with the preparation, due diligence, administration, initial syndication (and any subsequent syndication resulting from the Borrower’s election to increase the Commitments pursuant to Section 2.16), negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights or any “work-out” under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and, without duplication of Section 12.9, any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Section 10.1(f) or 10.1(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.
Section 12.3.     Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Agent, each Lender, each Affiliate of the Agent or any Lender, and each Participant, at any time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, any such Affiliate of the Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such obligations shall be contingent or unmatured. If any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Bank, the Swingline Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 12.4.     Litigation; Jurisdiction; Other Matters; Waivers.
(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)EACH OF THE PARENT, THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND (PURSUANT TO §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT, THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE PARENT, THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER

HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 12.5.     Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents and advisors of the Agent and the Lenders and of their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than, and the amount of such Commitment (or Loans, if the applicable Commitment is not then in effect) not subject to such assignment and not participated by such Lender shall be at least equal to, $5,000,000 unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender which Affiliate is a Qualified Institution, or an Approved Fund which is a Qualified Institution;
(B)    the consent of the Agent and the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment; and
(C)     the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed), shall be required for any assignment in respect of a Commitment.
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Details Form in which the assignee designates one or more Persons to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Parent and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 12.2 and 12.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Agent, the Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in the second sentence of Section 12.6 that adversely affects such Participant. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12, 4.1, 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender. Upon request from the Agent or the Borrower through the Agent, a Lender shall notify the Agent and the Borrower of the sale of any participation hereunder.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitment, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.12 and 4.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.12(c) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(h)    Designated Lenders. Any Lender (each, a “Designating Lender”) may at any time while the Borrower has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.2 after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 11.7 and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Termination Date.
Section 12.6.     Amendments.
(a)Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).
(b)Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:
(vii)    change the amount of the Commitment of any Lender, increase the aggregate amount of the Commitments of all of the Lenders (except for any increase in the Commitments effectuated pursuant to Section 2.16) or subject the Lenders to any additional obligations;
(viii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations;
(ix)    reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;
(x)    modify the definition of the term “Termination Date” (except as contemplated under Section 2.13) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Termination Date;
(xi)    amend or otherwise modify the provisions of Section 3.2;
(xii)    modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6 if such modification would have such effect;
(xiii)    release any Guarantor from its obligations under the Facility Guaranty (except as otherwise permitted under Section 7.12(b));
(xiv)    amend or otherwise modify the provisions of Section 2.15(a); or
(xv)    increase the number of Interest Periods permitted with respect to Loans under Section 2.6.
(c)Each request by the Borrower for the consent of any Lender to any amendment, waiver or consent shall be given in the form of a written notice to such Lender, and (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement and except for matters that require the consent of all Lenders or each Lender adversely affected thereby, unless a Lender shall give written notice to the Agent that it specifically objects to the requested amendment, waiver or consent within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such amendment, waiver or consent.
(d)No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3, Section 3.11 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.4, Section 3.11 or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank.
(e)No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5, no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right or power shall operate as a waiver thereof or otherwise be prejudicial thereto, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of any steps to enforce such right or power, preclude any other or further exercise of such right or power or any other right or power. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 12.7.     Nonliability of Agent and Lenders.
The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Parent, the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.
Section 12.8.     Confidentiality.

(a)    Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document (or any Derivatives Contract with a Lender or the Agent) or any action or proceeding relating to any Loan Document (or any such Derivatives Contract) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Eligible Assignee or Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent or the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, and (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section actually know by the Agent or such Lender to be a breach of this Section or (y) becomes available to the Agent, any Lender or any Affiliate of the Agent or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower, provided that such source is not actually known by the Agent, such Lender or such Affiliate of the Agent or any Lender to be bound by, and in violation of, a confidentiality agreement with the Parent, the Borrower or another Loan Party. Neither Agent nor any Lender will use, nor will they consent to their respective Affiliates or such Affiliates’ respective partners, directors, officers, employees, agents, advisors or other representatives use of, Information obtained by the Agent or such Lender by virtue of the transactions contemplated by the Loan Documents or other relationships of the Agent or such Lender with the Borrower or the Parent in connection with the performance by the Agent or such Lender of services for other companies, and neither Agent nor any Lender will furnish any such Information to other companies, in either case, if prohibited by this Section. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Parent or the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party or any Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party or any Subsidiary or Affiliate and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of any such information received from the Parent, the Borrower, any other Loan Party or any Subsidiary or Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential or non-public. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.8(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE PARENT AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE PARENT AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAILS FORM A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 12.9.     Indemnification.
(a)The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any Affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Section 3.12 or 4.1) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, mediation, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the

Parent, the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non‑compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party that are not the result of any act or omission of any Loan Party.
(b)The Borrower’s indemnification obligations under this Section 12.9 shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9 except to the extent such failure to notify materially and adversely affects the Borrower.
(c)This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(d)All out‑of‑pocket fees and expenses of, and all amounts paid to third‑persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f)If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(g)The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.
Section 12.10.     Termination; Survival.
At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit (other than Letters of Credit the expiration dates of which extend beyond the Termination Date as permitted under Section 2.4(b) and in respect of which the Borrower has satisfied the requirements of such Section) have terminated or expired, (c) none of the Lenders nor the Swingline Lender is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate; provided, however, if on the Termination Date or any other date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) any Letters of Credit remain outstanding, then the provisions of this Agreement applicable to the Borrower and the Agent with respect to Letters of Credit, including without limitation, the terms of Section 10.5 and the Borrower’s reimbursement obligation under Section 2.4.(d), shall remain in effect until all such Letters of Credit have expired, have been cancelled or have otherwise terminated. The indemnities to which the Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12, 4.1, 4.4, 11.7, 12.2 and

12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 12.11.     Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.12.     GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
Section 12.13.     Patriot Act.
The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with such Act.
Section 12.14.     Counterparts.
This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
Section 12.15.     Obligations with Respect to Loan Parties.
The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the Subsidiaries and the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Subsidiaries or other Loan Parties.
Section 12.16.     Limitation of Liability.

(a)Neither the Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby. No Indemnified Party referred to in Section 12.9 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent arising from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.
(b)None of the Parent, the Borrower, any other Loan Party or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and each of the Agent and the Lenders hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Agent or the Lenders in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Agent and the Lenders hereby waives, releases, and agrees not to sue the Parent, the Borrower or any other Loan Party or any of their respective Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.
Section 12.17.     Entire Agreement.
This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 12.18.     Construction.
The Agent, the Parent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Parent, the Borrower and each Lender.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.
PIEDMONT OPERATING PARTNERSHIP, LP
By:    Piedmont Office Realty Trust, Inc., its
general partner
By:
Name:
Title:
PIEDMONT OFFICE REALTY TRUST, INC.
By:
Name:
Title:

SUNTRUST BANK, as Agent and as a Lender
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

[LENDER]
By:
Name:
Title:

Schedule I

Commitments

Lender	Commitment
SunTrust	$70,000
US Bank	$65,000
PNC Bank	$65,000
JP Morgan	$60,000
Morgan Stanley	$45,000
Wells Fargo	$45,000
Bank of America	$45,000
BB&T	$35,000
Associated Bank	$25,000
Bank of Nova Scotia	$25,000
First Commercial	$20,000

Total	$500,000

Schedule 1.1(a)

Borrower:    Piedmont Operating Partnership, LP, a Delaware limited partnership

Parent:        Piedmont Office Realty Trust, Inc., a Maryland corporation

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:

2.    Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.    Borrower(s):    Piedmont Operating Partnership, LP

4.	Administrative Agent: SunTrust Bank, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The $500,000,000 Revolving Credit Agreement dated as of June 18, 2015 among Piedmont Operating Partnership, LP, Piedmont Office Realty Trust, Inc., the Lenders parties thereto, SunTrust Bank, as Administrative Agent, and the other agents parties thereto

6.    Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%

[7.    Trade Date:    _______________]
Effective Date: __________________ __, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:
Name:
Title:
[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:
Name:
Title:
[NAME OF ASSIGNEE]
By:
Name:
Title:
[Page Break]

[Consented to and] Accepted:
[SUNTRUST BANK], as Agent
By:
Name:
Title:
[Consented to:]
[NAME OF RELEVANT PARTY]
By:
Name:
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the definition of Eligible Assignee and Section 12.5(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.5(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF DESIGNATION AGREEMENT
THIS DESIGNATION AGREEMENT dated as of _______________, 20__ (the “Agreement”) by and among _____________________________ (the “Lender”), _______________________ (the “Designated Lender”) and SunTrust Bank, as Agent (the “Agent”).
WHEREAS, the Lender is a Lender under that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc., the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto;
WHEREAS, pursuant to Section 12.5(h) of the Credit Agreement, the Lender desires to designate the Designated Lender as its “Designated Lender” under and as defined in the Credit Agreement; and
WHEREAS, the Agent consents to such designation on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1. Designation. Subject to the terms and conditions of this Agreement, the Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, to have a right to make Bid Rate Loans on behalf of the Lender pursuant to Section 2.2 of the Credit Agreement. Any assignment by the Lender to the Designated Lender of rights to make a Bid Rate Loan shall only be effective at the time such Bid Rate Loan is funded by the Designated Lender. The Designated Lender, subject to the terms and conditions hereof, hereby agrees to make such accepted Bid Rate Loans and to perform such other obligations as may be required of it as a Designated Lender under the Credit Agreement.
Section 2. Lender Not Discharged. Notwithstanding the designation of the Designated Lender hereunder, the Lender shall be and remain obligated to the Borrower, the Agent and the Lenders for each and every of the obligations of the Lender and the Designated Lender with respect to the Credit Agreement and the other Loan Documents, including, without limitation, any indemnification obligations under Section 11.7 of the Credit Agreement and any sums otherwise payable to the Borrower or the Agent by the Designated Lender.
Section 3. No Representations by Lender. The Lender makes no representation or warranty and, except as set forth in Section 8 below, assumes no responsibility pursuant to this Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower, any Subsidiary or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its respective obligations under any Loan Document to which it is a party or any other instrument or document furnished pursuant thereto.
Section 4. Representations and Covenants of Designated Lender. The Designated Lender makes and confirms to the Agent, the Lender, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI of the Credit Agreement. Not in limitation of the foregoing, the Designated Lender (a) represents and warrants that it (i) is legally authorized to enter into this Agreement; (ii) is an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) meets the requirements of a “Designated Lender” contained in the definition of such term contained in the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to therein or delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) confirms that it has, independently and without reliance upon the Agent, or any Affiliate thereof, the Lender or any other Lender and based on such financial statements and such other documents and information, made its own credit and legal analysis and decision to become a Designated Lender under the Credit Agreement; (d) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (e) agrees that it will become a party to and shall be bound by the Credit Agreement, the other Loan Documents to which the other Lenders are a party on the Effective Date (as defined below) and will perform in accordance therewith all of the obligations which are required to be performed by it as a Designated Lender. The Designated Lender also acknowledges that it will, independently and without reliance upon the Agent, the Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation. The Designated Lender acknowledges and agrees that except as expressly required under the Credit Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Designated Lender with any credit or other information with respect to the Borrower, any Subsidiary or any other Loan Party or to notify the Designated Lender of any Default or Event of Default.
Section 5. Appointment of Lender as Attorney-In-Fact. The Designated Lender hereby appoints the Lender as the Designated Lender’s agent and attorney-in-fact, and grants to the Lender an irrevocable power of attorney, to receive any and all payments to be made for the benefit of the Designated Lender under the Credit Agreement, to deliver and receive all notices and other communications under the Credit Agreement and other Loan Documents and to exercise on the Designated Lender’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement or other Loan Documents. Any document executed by the Lender on the Designated Lender’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designated Lender. The Borrower, the Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.

Section 6. Acceptance by the Agent. Following the execution of this Agreement by the Lender and the Designated Lender, the Lender will (i) deliver to the Agent a duly executed original of this Agreement for acceptance by the Agent and (ii) pay to the Agent the fee, if any, payable under the applicable provisions of the Credit Agreement whereupon this Agreement shall become effective as of the date of such acceptance or such other date as may be specified on the signature page hereof (the “Effective Date”).
Section 7. Effect of Designation. Upon such acceptance and recording by the Agent, as of the Effective Date, the Designated Lender shall be a party to the Credit Agreement with a right to make Bid Rate Loans as a Lender pursuant to Section 2.2 of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however, that the Designated Lender shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designated Lender which is not otherwise required to repay obligations of the Designated Lender which are then due and payable. Notwithstanding the foregoing, the Lender, as agent for the Designated Lender, shall be and remain obligated to the Borrower, the Agent and the Lenders for each and every of the obligations of the Designated Lender and the Lender with respect to the Credit Agreement.
Section 8. Indemnification of Designated Lender. The Lender unconditionally agrees to pay or reimburse the Designated Lender and save the Designated Lender harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designated Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designated Lender hereunder or thereunder, provided that the Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designated Lender’s gross negligence or willful misconduct.
Section 9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).
Section 10. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.
Section 11. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof
Section 12. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by all parties hereto.
Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Designation Agreement as of the date and year first written above.
EFFECTIVE DATE:
LENDER:
[NAME OF LENDER]
By:
Name:
Title:
DESIGNATED LENDER:
[NAME OF DESIGNATED LENDER]
By:
Name:
Title:
Accepted as of the date first written above.
AGENT:
SUNTRUST BANK, as Agent
By:
Name:
Title:

EXHIBIT C
FORM OF NOTICE OF BORROWING
________________, 20__
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170
SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate principal amount equal to $_________________.

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on _______________, 20__.

3.	The Borrower hereby requests that the requested Revolving Loans all be of the following Type:
[Check one box only]

C-1

û Base Rate Loans
û LIBOR Loans, each with an initial Interest Period for a duration of:
[Check one box only]    û 1 month
    û 2 months (if available)
    û 3 months
    û 6 months
    û 1 year
    û _____________

4.	The proceeds of this borrowing of Revolving Loans will be used for the following purpose:

5.	The Borrower requests that the proceeds of this borrowing of Revolving Loans be made available to the Borrower by
The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Revolving Loans are made.

If notice of the requested borrowing of Revolving Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

C-2

EXHIBIT D
FORM OF NOTICE OF CONTINUATION
_______________________, 20__
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The proposed date of such Continuation is ______________, 20__.

2.	The aggregate principal amount of Loans subject to the requested Continuation is $______________ and was originally borrowed by the Borrower on _____________, 20__.

D-1

3.	The portion of such principal amount subject to such Continuation is $_________________.

4.	The current Interest Period for each of the Loans subject to such Continuation ends on __________________, 20__.

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:
[Check one box only]    û 1 month
û 2 months (if available)
û 3 months
û 6 months
û 1 year
û ___________
û ___________
The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the proposed date of the requested Continuation and after giving effect thereto, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.
If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9 of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

D-2

EXHIBIT E
FORM OF NOTICE OF CONVERSION
_______________, 20__
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The proposed date of such Conversion is _______________, 20__.

2.	The Loans to be Converted pursuant hereto are currently:
[Check one box only]    û Base Rate Loans
û LIBOR Loans

E-1

3.	The aggregate principal amount of Loans subject to the requested Conversion is ___________________ and was originally borrowed by the Borrower on _______________20__.

4.	The portion of such principal amount subject to such Conversion is $____________.

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:
[Check one box only]
û Base Rate Loans
û LIBOR Loans, each with an initial Interest Period for a duration of:
[Check one box only]    û 1 month
û 2 months (if available)
û 3 months
û 6 months
û 1 year
û ________________
The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.10 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

E-2

EXHIBIT F
FORM OF NOTICE OF SWINGLINE BORROWING
___________________, 20__
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.3(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $_________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on _____________________, 20__.

3.	The proceeds of this Swingline Loan will be used for the following purpose:

F-1

4.	The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by _____________________________________.
The Borrower hereby certifies to the Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.
If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.3(b) of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

F-2

EXHIBIT G
FORM OF SWINGLINE NOTE
$50,000,000    [Date]
FOR VALUE RECEIVED, the undersigned, PIEDMONT OPERATING PARTNERSHIP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of SUNTRUST BANK (the “Swingline Lender”) at its address at CRE Vienna Middle Office, Attn: Middle Office Hub Team Lead, American Center West, Mail Code: CS-ACW 2608, 8330 Boone Blvd. 7th Floor, Vienna, VA 22182, or at such other address as may be specified in writing by the Swingline Lender to the Borrower, the principal sum of FIFTY MILLION AND 00/100 DOLLARS ($50,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
The date and amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.
This Note is the Swingline Note referred to in the Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Piedmont Office Realty Trust, Inc., the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.
Except as permitted by Section 12.5 of the Credit Agreement, this Note may not be assigned by the Swingline Lender to any Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.
Time is of the essence for this Note.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS
This Note evidences Swingline Loans made under the within-described Credit Agreement of the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT H
FORM OF BID RATE QUOTE REQUEST
________________, 20__
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	The Borrower hereby requests Bid Rate Quotes for the following proposed Bid Rate Borrowings:

Borrowing Date	Amount	Type	Interest Period

____________, 20__	$____________	______________	_______days

H-1

2.	Borrower’s Credit Rating, as applicable, as of the date hereof is:
S&P
Moody’s

3.	The proceeds of this Bid Rate Borrowing will be used for the following purpose:

4.	After giving effect to the Bid Rate Borrowing requested herein, the total amount of Bid Rate Loans outstanding shall be $________________.
The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Bid Rate Loans contained in Article V of the Credit Agreement will have been satisfied at the time such Bid Rate Loans are made.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Request as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

H-2

EXHIBIT I
FORM OF BID RATE QUOTE
____________________, ____
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
In response to Borrower’s Bid Rate Quote Request dated _________, 20__, the undersigned hereby makes the following Bid Rate Quote(s) on the following terms:

1.	Quoting Lender:

2.	Person to contact at quoting Lender:

3.	The undersigned offers to make Bid Rate Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following Bid Rate(s):

I-1

Borrowing Date	Amount	Type	Interest Period	Bid Rate

_________, 20__	$____________	____________	_______ days	________%
_________, 20__	$____________	____________	_______ days	________%
_________, 20__	$____________	____________	_______ days	________%
The undersigned understands and agrees that the offer(s) set forth above, subject to satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] the undersigned to make the Bid Rate Loan(s) for which any offer(s) [is/are] accepted, in whole or in part.

[Name of Quoting Lender]
By:
Name:
Title:

I-2

EXHIBIT J
FORM OF BID RATE QUOTE ACCEPTANCE
____________, 20__
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Borrower hereby accepts the following Bid Rate Quotes relating to Bid Rate Loans to be made to the Borrower on ___________________, 20__:

Quote Date	Interest Period	Absolute Rate/LIBOR Margin	Quoting Revolving Lender	Amount Accepted

_________, 20__	____________	_______%	_____________	$__________
_________, 20__	____________	_______%	_____________	$__________
_________, 20__	____________	_______%	_____________	$__________

J-1

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Bid Rate Loans contained in Article V of the Credit Agreement will have been satisfied at the time such Bid Rate Loans are made.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Acceptance as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

J-2

EXHIBIT K
FORM OF REVOLVING NOTE
$_______________________    _______________, 20__
FOR VALUE RECEIVED, the undersigned, PIEDMONT OPERATING PARTNERSHIP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of _______________ (the “Lender”), in care of SunTrust Bank, as Agent (the “Agent”) at SunTrust Bank, CRE Vienna Middle Office, Attn: Middle Office Hub Team Lead, American Center West, Mail Code: CS-ACW 2608, 8330 Boone Blvd. 7th Floor, Vienna, VA 22182, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of ___________________ AND ____/100 DOLLARS ($___________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
The date and amount of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.
This Note is one of the Revolving Notes referred to in the Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Piedmont Office Realty Trust, Inc., the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
Except as permitted by Section 12.5 of the Credit Agreement, this Note may not be assigned by the Lender to any Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).
The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS
This Note evidences Revolving Loans made under the within-described Credit Agreement of the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT L
FORM OF BID RATE NOTE
_________________, 20__
FOR VALUE RECEIVED, the undersigned, PIEDMONT OPERATING PARTNERSHIP, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of __________________ (the “Lender”), in care of SunTrust Bank, as Agent (the “Agent”) to SunTrust Bank, CRE Vienna Middle Office, Attn: Middle Office Hub Team Lead, American Center West, Mail Code: CS-ACW 2608, 8330 Boone Blvd. 7th Floor, Vienna, VA 22182, or at such other address as may be specified in writing by the Agent to the Borrower, the aggregate unpaid principal amount of Bid Rate Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Bid Rate Loan, at such office at the rates and on the dates provided in the Credit Agreement.
The date, amount, interest rate and maturity date of each Bid Rate Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.
This Note is one of the Bid Rate Notes referred to in the Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Piedmont Office Realty Trust, Inc., the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto, and evidences Bid Rate Loans made by the Lender thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Bid Rate Loans upon the terms and conditions specified therein.
Except as permitted by Section 12.5 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).
The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.
IN WITNESS WHEREOF, the undersigned has executed and delivered this Bid Rate Note under seal as of the date first written above.
PIEDMONT OPERATING PARTNERSHIP, LP
By: Piedmont Office Realty Trust, Inc., its general partner
By:
Name:
Title:

SCHEDULE OF BID RATE LOANS
This Note evidences Bid Rate Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT M-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.12(g)(ii)(B)(iii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20___

M-1-1

EXHIBIT M-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.12(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20___

M-2-1

EXHIBIT M-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.12(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20___

M-3-1

EXHIBIT M-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.12(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20___ ]

M-4-1

EXHIBIT N
[RESERVED]

N-1

EXHIBIT O
FORM OF COMPLIANCE CERTIFICATE
______________, 20__
SunTrust Bank, as Agent
CRE Vienna Middle Office
Attn: Middle Office Hub Team Lead
American Center West
Mail Code: CS-ACW 2608
8330 Boone Blvd. 7th Floor
Vienna, VA 22182
SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Facsimile Number: (404) 495-2170

SunTrust Bank Legal Department - CRE
303 Peachtree Street, NE, Suite 3600
Mail Code GA-ATL-0643
Atlanta, GA 30308
Each of the Lenders Party to the Credit
   Agreement referred to below
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), SunTrust Bank, as Agent (the “Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 8.3 of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders (not in his/her individual capacity but solely as an officer of the Parent) as follows:
(1)    The undersigned is the ______________________ of the Parent.

(2)    The undersigned has examined the books and records of the Parent and the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
(3)    To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].
(4)    The representations and warranties made or deemed made by the Parent, the Borrower and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.
(5)    Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Parent, the Borrower and its Subsidiaries were in compliance with the covenants contained in Section 9.1 of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

Schedule 1
[Calculations to be Attached]

EXHIBIT P
FORM OF FACILITY GUARANTY
THIS FACILITY GUARANTY (this “Guaranty”) dated as of June 18, 2015, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) SunTrust Bank, in its capacity as Agent (the “Agent”) for the Lenders under that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders and the Swingline Lender.
WHEREAS, pursuant to the Credit Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making, or, with respect to the Persons becoming a party hereto after the date hereof, continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans and the Reimbursement Obligations, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the

Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.
Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Lenders or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Guarantied Obligations.
Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any of the following (whether or not such Guarantor consents thereto or has notice thereof):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
(b)    any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
(c)    any furnishing to the Agent or the Lenders of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;
(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(f)    any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
(g)    any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;
(h)    any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;
(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;
(j)    any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Agent or any Lender;
(k)    any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;
(1)    any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or
(m)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).
Section 4. Action with Respect to Guarantied Obligations. The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.
Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.
Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 8. Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent or such Lender.
Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent and the Lenders and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Agent and the Lenders such additional amount as will result in the receipt by the Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.
Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any Affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.
Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.
Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Parent, the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Agent nor any of the Lenders shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).
SECTION 17. WAIVER OF JURY TRIAL.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT

AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.
Section 18. Loan Accounts. The Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19. Waiver of Remedies. No delay or failure on the part of the Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.
Section 20. Termination. This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms or, as to any Guarantor, until such Guarantor is released in accordance with Section 7.12(b) of the Credit Agreement.
Section 21. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.8 of the Credit Agreement, each Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Parent, the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT, SUBJECT TO THE PROVISIONS OF SECTION 14 HEREOF, IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Agent and each Guarantor.
Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefore, provided that such demand is received by such Guarantor prior to 10:00 a.m. on such date (if any such demand is received after 10:00 a.m. on such date, such payment shall be made not later than 2:00 p.m. on the immediately following Business Day).
Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when successfully transmitted during the hours of 9:00 a.m. and 5:00 p.m. (in the time zone of the recipient thereof (any telecopied notice received after 5:00 p.m. in such time zone shall be effective on the next succeeding day); or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.
Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Limitation of Liability.
(a)    Neither the Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by the Credit Agreement or financed thereby.
(b)    No Guarantor nor any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and each of the Agent and the Lenders hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Agent or the Lenders in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each of the Agent and the Lenders hereby waives, releases, and agrees not to sue any Guarantor or any of their respective Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by the Credit Agreement or financed hereby.
Section 29. Definitions. (a) For the purposes of this Guaranty:
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
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IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.
PIEDMONT OFFICE REALTY TRUST, INC.
By:
Name:
Title:
[OTHER GUARANTORS]
By:
Name:
Title:
Address for Notices:

c/o Piedmont Operating Partnership, LP
11695 Johns Creek Parkway, Suite 350
Johns Creek, GA 30097
Attn: Chief Financial Officer
Telephone:    (770) 418-8800
Telecopy:    (770) 418-8900

With a copy to:

DLA Piper LLP (US)
203 N. LaSalle Street, Suite 1900
Chicago, IL 60601
Attn: James M. Phipps, Esq.
Telephone: (312) 368-4088
Telecopy: (312) 257-5735

ANNEX I
FORM OF ACCESSION AGREEMENT
THIS ACCESSION AGREEMENT dated as of ____________, 20__, executed and delivered by ________________, a __________________ (the “New Guarantor”), in favor of (a) SunTrust Bank, in its capacity as Agent (the “Agent”) for the Lenders under that certain Revolving Credit Agreement dated as of June 18, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Piedmont Operating Partnership, LP (the “Borrower”), Piedmont Office Realty Trust, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.
WHEREAS, pursuant to the Credit Agreement, the Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and
WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Agent and the Lenders continuing to make such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Facility Guaranty dated as of June 18, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by the Parent and each Subsidiary of the Borrower a party thereto in favor of the Agent and the Lenders and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:
(a)    irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty), subject to the provisions of Section 14 of the Guaranty;

(b)    makes to the Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and
(c)    consents and agrees to each provision set forth in the Guaranty.
SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK).
Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.
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IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.
[NEW GUARANTOR]
By:
Name:
Title:
Address for Notices:

11695 Johns Creek Parkway, Suite 350
Johns Creek, GA 30097
Attn: Chief Financial Officer
Telephone:    (770) 418-8800
Telecopy:    (770) 418-8900

With a copy to:

DLA Piper LLP (US)
203 N. LaSalle Street, Suite 1900
Chicago, IL 60601
Attn: James M. Phipps, Esq.
Telephone: (312) 368-4088
Telecopy: (312) 257-5735
Accepted:
SUNTRUST BANK, as Agent

By:
Name:
Title:

P-14